UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Sirius XM Radio Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 27, 2009

To our Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Wednesday, May 27, 2009, at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019. The annual meeting is being held to:

1. Elect twelve directors.

2. Approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 8,000,000,000 to 9,000,000,000 shares.

3. Approve an amendment to our certificate of incorporation to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-ten and not more than one-for-fifty at any time prior to June 30, 2010, with the exact ratio to be set at a whole number within this range to be determined by our board of directors in its discretion, and (ii) reduce the number of authorized shares of our common stock as set forth in the proxy statement. Our stockholders approved an amendment to our certificate of incorporation at our 2008 annual meeting of stockholders held on December 18, 2008 to authorize an amendment to our certificate of incorporation to effect a reverse stock split, increase the number of authorized shares under our certificate of incorporation following a reverse stock split, and provide for certain other actions described herein. Approval of this amendment to our certificate of incorporation would extend previous authority to effect a reverse stock split to June 30, 2010 from December 31, 2009.

4. Approve the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan.

5. Ratify the appointment of KPMG LLP as our independent registered public accountants for 2009.

6. Transact any other business, including consideration of one stockholder proposal, that may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on March 30, 2009 are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for examination for the ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m., New York City time, at our offices at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

Whether or not you expect to attend in person, we urge you to vote your shares via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. If you wish to vote your shares by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed.

Voting over the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. If you received a paper copy of the proxy materials, please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the meeting will be on a first-come, first-served basis. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to enter the meeting. Cameras, recording devices and other electronic equipment will not be permitted in the meeting.

By Order of the Board of Directors,

PATRICK L. DONNELLY
Executive Vice President, General Counsel and Secretary

New York, New York
April 30, 2009

i

Page

EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Compensation Committee Report	22
Summary Compensation Table	23
Value of Stock Awards and Option Awards vs. FAAS 123R Expense	24
Grants of Plan-Based Awards in 2008	24
Outstanding Equity Awards at Fiscal Year End 2008	25
Option Exercises and Stock Vested for 2008	26
Non-Qualified Deferred Compensation for 2008	27
Potential Payments Upon Termination or Change-in-Control	27
Director Compensation Table for 2008	30
ITEM 1 — ELECTION OF DIRECTORS	32
Common Stock Director Nominees	32
Preferred Stock Director Designees	34
ITEM 2 — APPROVAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 8,000,000,000 TO 9,000,000,000 SHARES.	35
ITEM 3 — APPROVAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK	36
ITEM 4 — APPROVAL OF THE SIRIUS XM RADIO INC. 2009 LONG-TERM STOCK INCENTIVE PLAN	43
ITEM 5 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	49
ITEM 6 — STOCKHOLDER PROPOSAL	50
OTHER MATTERS	53
APPENDIX A — FORM OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES	A-1
APPENDIX B — FORM OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	B-1
APPENDIX C — SIRIUS XM RADIO INC. 2009 LONG-TERM STOCK INCENTIVE PLAN	C-1

ii

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Radio Inc. to be held on Wednesday, May 27, 2009, beginning at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any postponements or adjournments thereof. This proxy statement is being distributed or made available, as the case may be, to stockholders on or about May 5, 2009.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Sirius XM Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting, including:

•	the election of twelve directors to our board (Joan L. Amble, Leon D. Black, Lawrence F. Gilberti, Eddy W. Hartenstein, James P. Holden, Chester A. Huber, Jr., Mel Karmazin, John W. Mendel, James F. Mooney, Gary M. Parsons, Jack Shaw and Jeffrey D. Zients) (these twelve directors are referred to as the “Common Stock Directors”), which will be voted upon by the holders of our common stock and our Series A Convertible Preferred Stock, voting together as a single class;

•	the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 8,000,000,000 to 9,000,000,000 shares, which will be voted upon by holders of our common stock, our Series A Convertible Preferred Stock and our Convertible Perpetual Preferred Stock, Series B-1 (the “Series B-1 Preferred Stock”), voting together as a single class, and by holders of our common stock, voting as a separate class;

•	the approval of an amendment to our certificate of incorporation which will effect a reverse stock split of our common stock and reduce the number of authorized shares of our common stock as set forth in Item 3 below, which will be voted upon by holders of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, and by holders of our common stock, voting as a separate class;

•	the approval of the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan, which will be voted upon by the holders of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class;

•	the ratification of the appointment of KPMG LLP as our independent registered public accountants, which will be voted upon by the holders of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class; and

•	such other business, including consideration of one stockholder proposal, that may properly be conducted at the annual meeting or any adjournment or postponement thereof.

An affiliate of Liberty Media Corporation owns all of the outstanding shares of our Series B-1 Preferred Stock. That holder of the Series B-1 Preferred Stock does not have the right to vote with the holders of our common stock and the holders of our Series A Convertible Preferred Stock to elect the Common Stock Directors at the annual meeting. Instead, the Series B-1 Preferred Stock is entitled to designate and elect up to six members of our board of directors (the “Preferred Stock Directors”). Gregory B. Maffei was elected to our board of directors on March 17, 2009 as a Preferred Stock Director, and John C. Malone and David J.A. Flowers were elected to our board of directors on April 21, 2009 as Preferred Stock Directors. Liberty Media Corporation has informed us that, at this time, it does not intend to exercise its rights to appoint additional members to our board of directors.

At the annual meeting management will also report on our performance and respond to questions from stockholders.

What are the voting rights of the holders of our common stock and our preferred stock?

Each holder of our common stock is entitled to one vote per common share on all matters to be acted upon at the annual meeting and the holder of our Series A Convertible Preferred Stock is entitled to 1/5 of a vote per share of our Series A Convertible Preferred Stock on all matters to be acted upon at the annual meeting. Holders of our common stock shall also vote separately as a class to approve each amendment to our certificate of incorporation.

The holder of our Series B-1 Preferred Stock does not have the right to vote with the holders of our common stock and our Series A Convertible Preferred Stock to elect the Common Stock Directors at the annual meeting. On all other matters submitted to a vote of the holders of our common stock, the holder of our Series B-1 Preferred Stock is entitled to slightly less than 207 votes per share of Series B-1 Preferred Stock, voting together with the holders of our common stock and Series A Convertible Preferred Stock as a single class. On the record date, 3,856,414,132 shares of our common stock were outstanding. In addition, 24,808,959 shares of our Series A Convertible Preferred Stock, representing aggregate voting power of 4,961,792 shares of common stock, and 12,500,000 shares of our Series B-1 Preferred Stock, representing aggregate voting power of 2,586,976,762 shares of common stock, are outstanding.

What vote is required to approve each item?

Assuming the presence of a quorum, the twelve Common Stock Directors who receive the most votes from the holders of shares of our common stock and our Series A Convertible Preferred Stock for their election will be elected, i.e., the affirmative vote of the holders of a plurality of the shares of common stock and Series A Convertible Preferred Stock voting at the annual meeting is required for the election of the Common Stock Directors, voting together as a single class.

Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 8,000,000,000 to 9,000,000,000 shares requires the affirmative vote of a majority of the voting power of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, and a majority of holders of our common stock, voting as a separate class. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Approval of an amendment to our certificate of incorporation to effect a reverse stock split of our outstanding common stock at a ratio of not less than one-for-ten and not more than one-for-fifty, with the exact ratio to be set at a whole number within this range to be determined by our board of directors, together with the reduction in the number of authorized shares of our common stock as set forth in Item 3 below, requires the affirmative vote of a majority of the voting power of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, and a majority of holders of our common stock, voting as a separate class. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The affirmative vote of the holders of a majority of the voting power of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, present, in person or by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of KPMG LLP as our independent registered public accountants, to approve the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and to act upon any other matter that may properly come before the meeting.

When will voting results be available?

We will announce preliminary results at the annual meeting. We will report final results in our Quarterly Report on Form 10-Q for the second quarter of 2009.

Who can attend the annual meeting?

Subject to space availability, all stockholders as of March 30, 2009 (the “Record Date”), or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., New York City time.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business. In addition, the presence, in person or by proxy, of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business with regards to the proposals amending our certificate of incorporation. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented.

As of the Record Date, holders of our common stock and our Series A Convertible Preferred Stock held approximately 60% of the general voting power, and holders of our Series B-1 Preferred Stock held approximately 40% of the general voting power. General voting power refers to all securities entitled to vote at the annual meeting. With respect to an individual proposal, voting power refers to all securities entitled to vote on the proposal.

What is a broker non-vote?

Brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

How do I vote?

Stockholders of record can vote as follows:

•	Via the Internet: Stockholders may vote through the Internet at www.eproxy.com/siri by following the instructions included with your proxy card. You will need the 12-digit Control Number included on your proxy card to obtain your records and to create an electronic voting instruction form.

•	By Telephone: Stockholders may vote by telephone 1-866-580-9477 by following the instructions included with your proxy card. You will need the 12-digit Control Number included on the proxy card in order to vote by telephone.

•	By Mail: Stockholders who received a proxy card along with a proxy statement from us, may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 5:00 p.m., New York City time, on Tuesday, May 26, 2009. “Street name”

stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares.

This proxy statement and the 2008 Annual Report to Stockholders are available at http://bnymellon.mobular.net/bnymellon/siri.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this proxy statement and annual report is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: Sirius XM Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary to request that only a single copy of our proxy statement be mailed in the future.

Can I change my vote?

Yes. You may change your vote at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary in writing at Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy; or

•	Executing and delivering a later dated proxy card or submitting a later dated vote by telephone or the Internet; or

•	Voting in person at the annual meeting.

However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions only by informing the custodian in accordance with any procedures it has established.

Who will count the votes?

A representative of BNY Mellon Shareowner Services will tabulate the votes and act as inspector of elections.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Who am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to represent you at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate your vote on one or all of the business matters, your proxy will vote “FOR” items 1, 2, 3, 4 and 5 and “AGAINST” item 6. Also, your proxy is authorized to vote on any other business that properly comes before the annual meeting in accordance with the recommendation of our board of directors.

What happens if a nominee for director is unable to serve as a director?

If any Common Stock Director nominee becomes unavailable for election, votes will be cast for such substitute nominee or nominees as may be designated by our board of directors, unless our board of directors reduces the number of directors on our board.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

SIRIUS XM is soliciting your proxy. The cost of soliciting proxies will be borne by SIRIUS XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 plus reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

To be eligible for inclusion in our proxy statement and form of proxy for next year’s annual meeting, stockholder proposals must be submitted in writing by the close of business on December 24, 2009, which would be at least 120 days prior to the anticipated 2010 meeting, to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

If any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) is instead sought to be presented directly at next year’s annual meeting, the proxies may vote in their discretion if (a) we receive notice of the proposal before the close of business on March 9, 2010 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) we do not receive notice of the proposal prior to the close of business on March 9, 2010. Notices of intention to present proposals at next year’s annual meeting should be addressed to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

STOCK OWNERSHIP

Who are the principal owners of SIRIUS XM’s stock?

The following table sets forth information regarding beneficial ownership of our common stock as of April 29, 2009 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire our common stock that are exercisable currently or become exercisable within 60 days. We believe that the beneficial owner of the common stock listed below, based on information furnished by this owner, has sole investment and voting power with respect to these shares.

	Shares Beneficially
	Owned as of
	April 29, 2009
Name and Address of Beneficial Owner of Common Stock	Number	Percent

Liberty Media Corporation(1) 12300 Liberty Boulevard Englewood, CO 80112	2,586,976,762	40%

(1)	Liberty Radio LLC, an affiliate of Liberty Media Corporation, owns 12,500,000 shares of our Series B-1 Preferred Stock. Each share of our Series B-1 Preferred Stock is convertible into 206.9581409 shares of our common stock. Our Series B-1 Preferred Stock is convertible into an aggregate of 2,586,976,762 shares of our common stock.

How much stock do the directors and executive officers of SIRIUS XM own?

The following table shows the number of shares of common stock beneficially owned by each of our directors, our Chief Executive Officer, our Chief Financial Officer and the four other most highly compensated executive officers as of February 28, 2009. The table also shows common stock beneficially owned by all of our directors and executive officers as a group as of February 28, 2009.

			Shares
	Number of Shares	Percent	Acquirable
Name of Beneficial Owner	Beneficially Owned(1)	of Class	within 60 days

Joan L. Amble	92,000	*	—
Leon D. Black(2)	104,876	*	—
Lawrence F. Gilberti	219,161	*	—
Eddy W. Hartenstein	138,000	*	—
James P. Holden	238,123	*	—
Chester A. Huber, Jr.(3)	—	*	—
Gregory B. Maffei(4)	—	*	—
John W. Mendel(5)	400	*	—
James F. Mooney(6)	158,621	*	—
Gary M. Parsons(7)	13,404,403	*	—
Jack Shaw	491,082	*	—
Jeffrey D. Zients	1,334,000	*	—
Mel Karmazin	32,714,367	*	—
Scott A. Greenstein	4,063,537	*	—
James E. Meyer	2,769,111	*	—
Dara F. Altman	1,131,953	*	—
Patrick L. Donnelly	2,858,539	*	—
David J. Frear(8)	3,449,419	*	—
All Executive Officers and Directors as a Group (18 persons)(9)	63,167,592	1.6%	—

*	Less than 1% of our outstanding shares of common stock.

(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units which the individuals hold and shares of common stock they have a right to acquire within 60 days after February 28, 2009 through the exercise of stock options as shown in the last column. Also included are the shares of common stock acquired under our 401(k) savings plan as of February 28, 2009: Mr. Karmazin — 214,367 shares; Mr. Greenstein — 57,326 shares; Mr. Meyer — 61,059 shares; Ms. Altman — 20,527; Mr. Donnelly — 13,041 shares; and Mr. Frear — 53,682 shares.

(2)	Mr. Black is the founding partner of Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. The number of shares shown in the table includes shares that Mr. Black owns directly. Mr. Black disclaims beneficial ownership of shares owned by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

(3)	Mr. Huber is an employee of General Motors, which beneficially owns 24,808,959 shares of our Series A Convertible Preferred Stock. Mr. Huber disclaims beneficial ownership of the shares owned by General Motors.

(4)	Mr. Maffei is an employee of Liberty Media Corporation, which beneficially owns 12,500,000 shares of our Series B-1 Preferred Stock. Mr. Maffei disclaims beneficial ownership of the shares owned by an affiliate of Liberty Media Corporation.

(5)	Mr. Mendel is an employee of American Honda, which beneficially owns 93,835,676 shares of our common stock. Mr. Mendel disclaims beneficial ownership of the shares owned by American Honda.

(6)	Includes 9,100 shares held as custodian for a child.

(7)	Includes 74,423 shares held as custodian for a child.

(8)	Includes 1,900 shares held by Mr. Frear’s spouse.

(9)	Does not include 18,124,258 shares issuable under stock options that are not exercisable within 60 days after February 28, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Form 4s furnished to us during our most recent fiscal year, we know of no director, executive officer or beneficial owner of more than ten percent of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, other than a late filing by Ms. Dara Altman and Mr. James Rhyu, our former Senior Vice President and Chief Accounting Officer, in connection with the sale of certain common stock to pay federal and state taxes associated with the vesting of restricted stock in December 2008.

Shareholder Rights Plan

On April 28, 2009, our board of directors adopted a rights plan to protect against limitations on our ability to use our net operating loss carryforwards and certain other tax benefits to reduce potential future federal income tax obligations. The rights plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding common stock (assuming for purposes of this calculation that all of our outstanding convertible preferred stock is converted into common stock) without the approval of our board of directors. We plan to submit the rights plan to a stockholder vote by June 30, 2010, and if stockholders do not approve the rights plan by this date it will terminate. The rights plan will expire on the earlier of (i) August 1, 2011 and (ii) June 30, 2010 if our stockholders have not approved the rights plan as noted above. Additional information regarding the rights plan is available in the Current Report on Form 8-K dated April 29, 2009 filed with the Securities and Exchange Commission.

GOVERNANCE OF THE COMPANY

What are the responsibilities of the board of directors?

The business and affairs of our company are managed by or under the direction of our board of directors. Our board reviews and ratifies senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

What are the current committees of the board of directors and who are the members of these committees?

Our board of directors maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

A copy of the charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at www.siriusxm.com. The Compensation Committee has not adopted a charter.

The number of committee meetings held during 2008 are as follows: 12 audit committee meetings, 5 compensation committee meetings and one nominating and corporate governance committee meeting.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee	Functions

Audit
Members:	•	Selects our independent registered public accounting firm
Joan L. Amble*	•	Reviews reports of our independent registered public accounting firm
Eddy W. Hartenstein James P. Holden	•	Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
James F. Mooney	•	Monitors the effectiveness of the audit process
	•	Reviews adequacy of financial and operating controls
	•	Monitors corporate compliance program

Compensation
Members:	•	Reviews our executive compensation policies and strategies
Lawrence F. Gilberti*	•	Oversees and evaluates our overall compensation structure and programs
James P. Holden
Jack Shaw
Jeffrey D. Zients

Nominating and Corporate Governance
Members: Lawrence F. Gilberti	•	Develops and implements policies and practices relating to corporate governance
James F. Mooney*	•	Reviews and monitors implementation of our policies and procedures
Jack Shaw Jeffrey D. Zients	•	Assists in developing criteria for open positions as Common Stock Directors on the board of directors
	•	Reviews background information on potential candidates for Common Stock Directors and makes recommendations to the board of directors
	•	Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often are directors elected to the board?

All Common Stock Directors stand for election annually. The Preferred Stock Directors will serve until their respective successors have been duly elected and qualified pursuant to the Certificate of Designations for the Series B-1 Preferred Stock. Our board reaffirms its accountability to common stockholders through this annual election process.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be Common Stock Directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for possible Common Stock Directors. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates to be Common Stock Directors. During 2008, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees to be Common Stock Directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a Common Stock Director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s election as a Common Stock Director.

Who is the board’s chairman?

Gary M. Parsons is the chairman of our board of directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The chairman, among other things, presides over meetings of the board of directors, establishes the agendas of each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Corporate Governance Guidelines regarding director independence meet, and in some areas exceed, the listing standards of the NASDAQ Global Select Market. A copy of the Guidelines is available on our website at www.siriusxm.com.

Pursuant to the Guidelines, the board undertook a review of director independence in January 2009 and April 2009. As part of this review, we reviewed written questionnaires submitted by each director. The questionnaires disclose transactions and relationships between each director or members of his immediate family and SIRIUS XM, other directors, members of our senior management and our affiliates.

As a result of this review, the board determined that all of our directors and nominees are independent of the company and its management under the standards set forth in our Guidelines, with the exception of Mel Karmazin and Gary M. Parsons, each of whom is an employee, Chester A. Huber, Jr. and John W. Mendel, who are employees of General Motors and American Honda, respectively, and Gregory B. Maffei, John C. Malone and David J.A. Flowers, each of whom is an employee of Liberty Media Corporation. With respect to Joan L. Amble, the board evaluated ordinary course transactions during the last three fiscal years between us and the American Express Company, for which she serves as an executive officer, and found that the amount paid by us to American Express was less than 5% of American Express’ consolidated gross revenues during its last three fiscal years.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and our Guidelines. The board has determined that all of the members of the Compensation Committee meet the independence requirements mandated by the applicable NASDAQ listing standards, the rules of the SEC and the Internal Revenue Service applicable to serving on the Compensation Committee and our Guidelines. The board has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by the NASDAQ listing standards applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the company and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or greater of our common stock.

Our related person transaction policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the board or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•	disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and Internal Revenue Code.

Since the beginning of 2008, we did not enter into any transactions with related persons that were subject to our related person transaction policy.

Relationship with General Motors

Distribution Agreement

Our wholly-owned subsidiary, XM Satellite Radio Inc. (“XM”), has a long-term distribution agreement with General Motors Corp. GM has a representative on our board of directors and is considered a related party. During the term of the agreement, which expires in 2020, GM has agreed to distribute the XM service.

In order to encourage the broad installation of XM radios in GM vehicles, XM has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers to XM’s service. XM must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios. As part of the agreement, GM provides certain call-center related services directly to XM subscribers who are also GM customers for which we reimburse GM.

Bandwidth

XM has agreed to make bandwidth available to OnStar Corporation for audio and data transmissions to owners of XM-enabled GM vehicles, regardless of whether they are XM subscribers. XM can use the bandwidth until it is actually used by OnStar. OnStar’s use of XM’s bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with XM’s business, and must meet XM’s quality standards. XM also granted to OnStar a certain amount of time to use XM’s studios on an annual basis and agreed to provide certain audio content for distribution on OnStar’s services.

Relationship with American Honda

XM has agreed to make a certain amount of its bandwidth available to American Honda. American Honda has a representative on our board of directors and is considered a related party. XM can use the bandwidth until it is actually used by American Honda. American Honda’s use of XM’s bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with XM’s business, and must meet XM’s quality standards. This agreement remains in effect so long as American Honda holds a certain amount of its investment in us. In January 2007, XM announced a 10-year extension to its arrangement with American Honda to be its supplier of satellite radio and related data services in Honda and Acura vehicles. XM also agreed to make incentive payments to American Honda for each purchaser of a Honda or Acura vehicle that becomes a self-paying XM subscriber and share with American Honda a portion of the subscription revenue attributable to Honda and Acura vehicles with installed XM radios.

Relationship with Liberty Media

Liberty Media Corporation and its affiliate, Liberty Media, LLC, have invested in us an aggregate of $350 million in the form of loans, and are committed to invest an additional $180 million in loans.

Sirius Credit Agreement

On February 17, 2009, we entered into a Credit Agreement (the “Sirius Credit Agreement”) with Liberty Media Corporation, as administrative agent and collateral agent, and Liberty Media, LLC, as lender. The Sirius Credit Agreement provides for a $250 million term loan and $30 million of purchase money loans.

Concurrently with entering into the Sirius Credit Agreement, we borrowed $250 million under the term loan facility.

The loans under the Sirius Credit Agreement bear interest at a rate of 15% per annum. Commencing on March 31, 2010, the loans amortize in quarterly installments equal to: (i) 0.25% of the aggregate principal amount of the loans outstanding on January 1, 2010 and (ii) after December 31, 2011, 25% of the aggregate principal amount of the loans outstanding on January 1, 2012. The loan matures on December 20, 2012. We paid Liberty Media Corporation a structuring fee of $30 million in connection with the Sirius Credit Agreement. In addition, we pay a commitment fee of 2% per annum on the unused portion of the purchase money loan facility.

The loans under the Sirius Credit Agreement are guaranteed by Satellite CD Radio, Inc. and Sirius Asset Management Company LLC, our wholly owned subsidiaries. The loans are secured by a lien on substantially all of our assets. The affirmative covenants, negative covenants and event of default provisions in the Sirius Credit Agreement are substantially similar to those in the Term Credit Agreement, dated as of June 20, 2007, among us, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

Investment Agreement

On February 17, 2009, we entered into an investment Agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media Corporation. Pursuant to the Investment Agreement, we agreed to issue to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock with a liquidation preference of $0.001 per share in partial consideration for the loan investments described herein. The preferred stock was issued on March 6, 2009, as described below. See “Relationship with Liberty Media — Issuance of the Preferred Stock”.

The preferred stock is convertible into 40% of our outstanding shares of common stock (after giving effect to such conversion). Liberty Radio, LLC has agreed not to acquire more than 49.9% of our outstanding common stock for three years from the date the preferred stock was issued, except that Liberty Radio, LLC may acquire more than 49.9% of our outstanding common stock at any time after the second anniversary of such date pursuant to any cash tender offer for all of the outstanding shares of our common stock that are not beneficially owned by Liberty Radio, LLC or its affiliates at a price per share greater than the closing price of the common stock on the trading day preceding the earlier of the public announcement or commencement of such tender offer. The Investment Agreement also provides for certain other standstill provisions during such three year period.

The rights, preferences and privileges of the preferred stock are set forth in the Certificate of Designations of Convertible Perpetual Preferred Stock, Series B-1 (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware. The holder of our preferred stock is entitled to appoint a proportionate number of our board of directors based on its ownership levels from time to time. The Certificate of Designations also provides that so long as at least 6,250,000 shares of Series B-1 Preferred Stock are outstanding, we need the consent of the holder of the Series B-1 Preferred Stock for certain actions, including:

•	the grant or issuance of our equity securities;

•	any merger or sale of all or substantially all of our assets;

•	any acquisition or disposition of assets other than in the ordinary course of business above certain thresholds;

•	the incurrence of debt in amounts greater than a stated threshold;

•	engaging in a business different than the business currently conducted by us; and

•	amending our certificate of incorporation or by-laws in a manner that materially adversely affects the holders of the preferred stock.

The preferred stock, with respect to dividend rights, ranks on a parity with our common stock, and with respect to rights on liquidation, winding-up and dissolution, ranks senior to our common stock. Dividends on the preferred stock are payable, on a non-cumulative basis, as and if declared on our common stock, in cash, on an as-converted basis.

XM Credit Agreement

On February 17, 2009, XM, entered into a Credit Agreement with Liberty Media Corporation, as administrative agent and collateral agent, and Liberty Media, LLC, as lender.

On March 6, 2009, XM amended and restated that credit agreement (the “Second-Lien Credit Agreement”) with Liberty Media Corporation. Pursuant to the Second-Lien Credit Agreement, XM may borrow $150 million of term loans on December 1, 2009. The proceeds of these loans will be used to repay a portion of the 10% Convertible Notes due 2009 of our wholly-owned subsidiary, and the parent of XM, XM Satellite Radio Holdings Inc. (“XM Holdings”) on the stated maturity date thereof. The Second-Lien Credit Agreement matures on March 1, 2011, and bears interest at 15% per annum. XM pays a commitment fee of 2% per annum on the undrawn portion of the Second-Lien Credit Agreement until the date of disbursement of the loans or the termination of the commitments.

The loans under the Second-Lien Credit Agreement are guaranteed by XM Holdings and each of the subsidiary guarantors named therein. The loan is secured by a second-lien on substantially all the assets of XM Holdings, XM and certain subsidiaries named therein. The affirmative covenants, negative covenants and event of default provisions contained in the Second-Lien Credit Agreement are substantially similar to those contained in the First-Lien Credit Agreement (as defined below).

Amendment and Restatement of Existing XM Bank Facilities

On March 6, 2009, XM amended and restated (i) the $100 million Credit Agreement, dated as of June 26, 2008, among XM, XM Holdings, the lenders named therein and UBS AG, as administrative agent (the “UBS Term Loan”) and (ii) the $250 million Credit Agreement, dated as of May 5, 2006, among XM, XM Holdings, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “JPM Revolver” and, together with the UBS Term Loan, the “Previous Facilities”). The Previous Facilities were combined as term loans into the Amended and Restated Credit Agreement, dated as of March 6, 2009, among XM, XM Holdings, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “First-Lien Credit Agreement”), and Liberty Media, LLC purchased $100 million aggregate principal amount of such loans from the lenders. XM paid a restructuring fee of 2% to the existing lenders under the Previous Facilities.

Loans under the First-Lien Credit Agreement held by existing lenders (the “Tranche A” and the “Tranche B” term loans) mature on May 5, 2010 and the remaining loans purchased by Liberty (the “Tranche C” term loans) mature on May 5, 2011. The Tranche A and the Tranche B term loans are subject to four scheduled quarterly amortization payments of $25 million, which amortization started on March 31, 2009. The Tranche C term loans are subject to a partial amortization of $25 million on March 31, 2010, with all remaining amounts due on the final maturity date. Pursuant to these maturities and the scheduled amortization payments, of the outstanding principal amount, $100 million of the $350 million is due in 2009; $175 million is due in 2010; and $75 million is due in 2011. The loans bear interest at rates ranging from prime plus 11% to LIBOR (subject to a 3% floor) plus 12%.

The loans under the First-Lien Credit Agreement are guaranteed by XM Holdings and each of the subsidiary guarantors named therein. The loans are secured by a first-lien on substantially all of the assets of XM Holdings, XM and certain subsidiaries named therein. The affirmative covenants, negative covenants and event of default provisions contained in the First-Lien Credit Agreement are substantially similar to those contained in the Previous Facilities, except that: (i) XM must maintain cash reserves of $75 million (without taking into account any proceeds from the Second-Lien Credit Agreement (as defined above)), (ii) we must maintain cash reserves of $35 million, (iii) XM Holdings and XM must maintain certain EBITDA levels and (iv) an event of default shall occur upon the acceleration of any of our material indebtedness or in the event of our voluntary or involuntary bankruptcy.

Issuance of the Preferred Stock

On March 6, 2009, we issued 1,000,000 shares of our Series B-1 Preferred Stock in consideration for the investments described herein and 11,500,000 nonvoting shares of Convertible Perpetual Preferred Stock, Series B-2 (the “Series B-2 Preferred Stock”). All of the shares of our Series B-2 Preferred Stock were converted into 11,500,000 shares of Series B-1 Preferred Stock on April 21, 2009. The rights, preferences and privileges of the preferred stock are described in the Certificate of Designations. A summary of the terms of the Certificate of Designations is described above. The foregoing description of the Certificate of Designations does not purport to be a complete description of all of the terms of such Certificate of Designations and is qualified in its entirety by reference to the Certificate of Designations, a copy of which are filed as Exhibit 3.1 to the Current Report on Form 8-K dated March 6, 2009 filed with the Securities and Exchange Commission.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that Joan L. Amble, the chairwoman of the Audit Committee and an independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations, and she has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ.

How often did the board meet during 2008?

During 2008, there were nine meetings of our board of directors and one written consent in lieu of a meeting. Each director, other than Leon Black, attended more than 75% of the total number of meetings of the board and meetings held by committees on which he or she served. Directors are encouraged to attend the annual meeting of stockholders. Ms. Amble and Messrs. Gilberti, Shaw, Parsons and Karmazin attended our 2008 annual meeting of stockholders.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at www.siriusxm.com.

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon request.

Does SIRIUS XM have corporate governance guidelines and a code of ethics?

Our board of directors has adopted Corporate Governance Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors. A copy of the Guidelines is available on our website at www.siriusxm.com.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Code of Ethics is available on our website at www.siriusxm.com and in print to any stockholder who requests it from our Corporate Secretary. If we amend or waive the Code of Ethics with respect to our chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The SEC rules require us to include in this proxy statement a report from the Audit Committee of our board of directors. The following report concerns the Audit Committee’s activities regarding oversight of our financial reporting and auditing process.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Global Select Market and under Securities Exchange Act Rule 10A-3(b)(1), and it operates under a written charter adopted by our board of directors. A copy of the Audit Committee’s existing charter is available on our website at www.siriusxm.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met twelve times during 2008. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include regular executive sessions with our independent registered public accounting firm, internal auditor and outside counsel, without the presence of our management. The Audit Committee reviewed our key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm, nor can the Audit Committee certify that our independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our independent registered public accounting firm on the basis of the information it receives, its discussions with management and our independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and our board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. The Audit Committee also covers various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal compliance programs.

The Audit Committee has reviewed and discussed our consolidated financial statements with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and our independent registered public accounting firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee has received from the auditors the letter and written disclosures with respect to fiscal 2008, which are required by the Public Company Accounting Oversight Board, and has discussed with them their independence from the company and its management. Furthermore, the Audit Committee considered and determined that the auditors’ non-audit services to the company were consistent with the guidelines established to ensure auditor independence.

Following the Audit Committee’s discussions with management and KPMG LLP, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee

Joan L. Amble, Chairwoman
Eddy W. Hartenstein
James P. Holden
James F. Mooney

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG LLP and Ernst & Young LLP, our former independent registered public accounting firm, as of and for the years ended December 31, 2008 and 2007:

	For the Year Ended
	December 31, 2008			For the Year Ended
	KPMG	E&Y	Total	December 31, 2007

Audit fees(1)	$2,127,102	$437,500	$2,564,602	$1,301,500
Audit-related fees(2)	25,000	—	25,000	35,000
Tax fees	—	—	—	—
All other fees(3)	241,550	—	241,550	—

	$2,393,652	$437,500	$2,831,152	$1,336,500

(1)	Audit fees billed by KPMG LLP and Ernst & Young LLP related to the audits of our annual consolidated financial statements and internal control over financial reporting; the review of our interim consolidated financial statements; and review of documents filed with the SEC, including comment letters, consents and registration statements.

(2)	Audit-related fees billed by KPMG LLP and Ernst & Young LLP in 2008 and 2007 related to audits of employee benefit plans.

(3)	Tax compliance, tax consulting and 2007 tax provision services performed prior to KPMG LLP’s appointment as our independent auditor.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee has established pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. The following sets forth the primary principles of the Audit Committee’s pre-approval policies:

•	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees” and “Audit-Related Fees” were pre-approved by the Audit Committee.

The Audit Committee has appointed KPMG LLP to audit our 2009 consolidated financial statements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis, or “CD&A,” is organized into the following sections:

•	Introduction;

•	Overall program objectives and processes;

•	Elements of the executive compensation program for our named executive officers (the six executive officers named in our summary compensation table); and

•	Other arrangements and policies relating to our executive compensation program.

Introduction

We have designed our executive compensation program to (1) support our corporate strategy and business by rewarding performance; (2) retain and recruit highly qualified and effective executive talent; and (3) create a strong performance alignment with stockholders’ interests. We have achieved these objectives through a compensation program consisting primarily of three elements: base salary, performance-based annual bonus and equity compensation.

Unprecedented global economic conditions presented challenges for many companies in 2008, including us. The decline in current market conditions and related changes in the status of our business caused us to make adjustments to our compensation program in 2008. Our Compensation Committee approved increases in the base salaries of our named executives officers (other than Mr. Karmazin and Ms. Altman), which were in keeping with our historical practices and which the committee believed were necessary in order to remain competitive and compensate the executives for increased responsibilities brought about by the merger and changing economic conditions. However, our Compensation Committee has not yet awarded any annual bonuses with respect to the year ended December 31, 2008. Changes in economic conditions in 2009 may cause us to make additional adjustments to our compensation program. As economic conditions change, we will respond with innovation and flexibility, as needed, to advance our objectives of motivating, attracting and retaining high-quality employees.

Overall Program Objectives and Processes

Program Objectives

We strive to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive with the various markets and industries in which we compete for talent. We attempt to provide incentives to advance the interests of stockholders and deliver levels of compensation that are commensurate with performance. Overall, we design our executive compensation program to:

•	support our corporate strategy and business plan by clearly communicating goals and objectives to executives and by rewarding achievement;

•	retain and recruit highly qualified and effective executive talent; and

•	create a strong performance alignment with stockholders’ interests.

Currently, we seek to achieve these objectives through three key compensation elements:

•	a base salary;

•	a performance-based annual bonus (that constitutes the short-term incentive element of our program), which may be paid in cash, restricted stock units, shares of stock or a combination of these; and

•	grants of long-term, equity-based compensation (that constitute the long-term incentive element of our program), such as stock options and/or restricted stock units, which may be subject to time-based and/or performance-based vesting requirements.

The Compensation Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies and best serves the interests of our stockholders. The approach is an effort to meet the requirements of the competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders.

The Compensation Committee believes that delivering compensation in the form of, or based on the value of, our common stock promotes alignment between executive performance and stockholder interests. Accordingly, the value of our common stock represents a large portion of our executives’ annual and long-term compensation, including stock options and/or restricted stock units, bonuses settled in stock or restricted stock units, matching contributions under the Sirius 401(k) Savings Plan and the profit sharing component of the Sirius 401(k) Savings Plan. Compensation for our executives also involves a high proportion of pay that is “at risk” — namely, the annual bonus and the value of stock options and restricted stock units. This “at risk” compensation is used to motivate executives to achieve goals and objectives that support our business plan and align with the short- and long-term interests of our stockholders.

Processes and Compensation Decisions

The Compensation Committee is responsible for developing and maintaining compensation programs for our executive officers, including our named executive officers. The Compensation Committee regularly reviews our compensation practices to assess — in light of current market conditions, the status of our business and development, our financial condition and prospects — whether our existing compensation structure properly advances the near- and long-term interests of our stockholders. The Compensation Committee does not employ a compensation consultant, relying instead on its own significant experience in making executive compensation-related decisions.

In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels paid by comparable companies. The Compensation Committee from time to time reviews the compensation practices, including total compensation, at companies with which it competes for talent, including radio, television, cable, film, software development, consumer electronics and other publicly held businesses with a scope and complexity similar to ours. The Compensation Committee has not established a defined peer group against which it benchmarks compensation. The businesses chosen for comparison may differ from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible.

The Compensation Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by peers. Instead, the Compensation Committee uses market comparison as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of roles and responsibilities, leadership and growth potential.

In determining compensation element levels, including the annual grants of restricted stock units and stock options, for each named executive officer (other than the Chief Executive Officer), the Compensation Committee considers the recommendations of the Chief Executive Officer.

Executive Compensation Elements

Our practices with respect to the key compensation elements identified above, as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining key compensation elements for the named executive officers for 2008.

Base Salary

The objective of base salary is to reflect job responsibilities, value to us, and individual performance with respect to market competitiveness. Salaries are generally reviewed annually and are often reviewed in connection with the extension of an employment agreement.

Base salaries for named executive officers are determined in accordance with employment agreements with those officers. The minimum salaries set forth in the employment agreements and the amount of any increase over these salaries are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in similar positions at comparable companies;

•	the expertise of the individual executive;

•	the executives’ salary history;

•	the competitiveness of the market for the executives’ services; and

•	the recommendations of our Chief Executive Officer (except as to his own compensation).

In setting base salaries, the Compensation Committee also considers the importance of linking a high proportion of each executive officer’s compensation to performance in the form of the annual bonus as well as long-term stock-based compensation, which is tied to our stock price performance. As noted above, the Compensation Committee from time to time reviews peer data of similar executives at comparable companies, depending on the executive, in the radio, television, cable, film, software development, consumer electronics and other publicly held businesses with a scope and complexity similar to ours.

In 2008, all of the named executive officers were employed pursuant to agreements described under “Potential Payments upon Termination or Change-in-Control — Employment Agreements” below.

Mr. Karmazin’s base salary of $1,250,000 has not changed since he joined the company in 2004.

In September 2008, Ms. Dara Altman became our Executive Vice President and Chief Administrative Officer and we entered into an employment agreement with her. Ms. Altman was formerly an Executive Vice President of XM. Ms. Altman is paid a base salary of $446,332 under the employment agreement, the same base salary she was paid in her former position with XM.

Effective February 1, 2008, Mr. Frear’s base salary was increased to $550,000 from $525,000 to reflect the increasing scope of his responsibilities in the areas of finance and information technology, his increasing involvement in our satellite procurement program, and his contributions during 2007. Mr. Frear’s base salary was further increased to $750,000 on August 1, 2008 as part of his execution of a new employment agreement.

Effective February 1, 2008, Messrs. Greenstein, Meyer and Donnelly each received an increase in base salary consistent with prior practices and in partial recognition of their contributions in 2007. Specifically, Mr. Greenstein’s base salary was increased to $850,000 from $800,000; Mr. Meyer’s base salary was increased to $950,000 from $900,000; and Mr. Donnelly’s base salary was increased to $525,000 from $500,000.

Annual Bonus

Our compensation program contemplates an annual bonus that is completely discretionary. The Compensation Committee awards bonuses to incentivize individuals to achieve goals intended to correlate closely with growth of our business and stockholder value and to compensate individuals upon the achievement of such goals. The Compensation Committee has discretion to award any annual bonuses in cash, restricted stock, restricted stock units or a combination thereof. The Compensation Committee did not establish any detailed performance objectives for the year ended December 31, 2008, but considers our performance in the exercise of its discretion.

The Compensation Committee has not yet made a decision as to whether any bonuses should be paid with respect to the year ended December 31, 2008. The Compensation Committee believed it was prudent to defer consideration of such bonuses while we worked to refinance our near term debt and improve our liquidity. The Compensation Committee may consider annual bonuses with respect to the year ended December 31, 2008 later in 2009.

Long-term Incentive Compensation

The Compensation Committee grants long-term incentive compensation to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding actions that create or increase long-term stockholder value. The Compensation Committee determines the level of long-term incentive compensation based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the objectives of the compensation program described above.

Our Compensation Committee grants long-term incentive compensation in the form of stock options and restricted stock units because our Compensation Committee believes that these two forms of awards reward stockholder value creation in different ways. Stock options (which have exercise prices equal to the market price on the date of grant) reward named executive officers only if our stock price increases. Restricted stock units have value on the date of grant. Restricted stock units are affected by all stock price changes, so the value to named executive officers is affected by both increases and decreases in our stock price.

Our long-term incentive program calls for stock options to be granted with exercise prices of not less than fair market value of our common stock on the date of grant and, historically, to vest proportionally over four years, if the employee is still employed by us, with exceptions to this vesting schedule made by the Compensation Committee. We define fair market value as the stock price on the close of business on the day of grant for existing employees and on the close of business the day before hiring for new employees.

The long-term compensation awarded by the Compensation Committee to named executive officers in 2008 under the programs described above is identified in the Grants of Plan-Based Awards in 2008 table. The long-term compensation awarded to Messrs. Greenstein, Meyer and Frear was intended by the Compensation Committee to have a value equal to the 2007 bonus awarded to each of the executives. The executives were awarded these long-term incentives in recognition of their contributions in 2007 and as an incentive for the executives to continue to enhance stockholder value. Mr. Donnelly did not receive a long-term incentive award because he received an award as part of the negotiation of an extended employment agreement in 2007.

Ms. Altman became an executive officer in September 2008, following our merger with XM, and did not receive a long-term incentive award from us during 2008.

As a result of the decline in the price of our common stock, none of our executive officers hold any stock options that are “in-the-money.” The Compensation Committee will consider the impact of the decline in the price of our common stock on the value of prior long-term equity-based compensation grants, when making decisions with respect to appropriate grant levels for 2009.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our executives are eligible to participate in all of our employee benefit plans on the same basis as other employees. Our named executive officers participate in our 401(k) Savings Plan, including the matching and profit sharing component of that plan. We did not make any contributions to the profit sharing component of our 401(k) Savings Plan with respect to the year ended December 31, 2008. We do not sponsor or maintain a retirement plan or deferred compensation plan for any of our employees.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing perquisites and other benefits to named executive officers that are substantially the same as those offered to our other full time employees and are provided to executives in similarly situated companies.

Payments to Named Executive Officers Upon Termination or Change-in-Control

The employment agreements we have entered into with our named executive officers provide for severance payments and, in connection with a severance that occurs after a change-in-control, additional payments (including tax “gross-up” payments to protect certain named executive officers from so-called “golden parachute” excise taxes that could arise in such circumstances). These arrangements vary from executive to executive due to individual negotiations based on executive history and individual circumstances.

We believe that these severance and change-in-control arrangements mitigate some of the risk that exists for executives working in a nascent industry. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky.

There is a possibility that we could be acquired in the future. Accordingly, we believe that severance payments in connection with a change-in-control are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Total Compensation for Named Executive Officers

The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled by his or her employment agreement, including compensation payable upon termination of employment. In making its decisions regarding compensation for 2008, the Compensation Committee reviewed the total compensation potentially payable to, and the benefits accruing to, each named executive officer.

Related Policies and Considerations

Compensation of our Chief Executive Officer

In November 2004, our board of directors negotiated, and we entered into, a five-year employment agreement with Mel Karmazin to serve as our Chief Executive Officer. The material terms of Mr. Karmazin’s employment agreement are described below under “Potential Payments Upon Termination and Change-in-Control — Employment Agreements — Mel Karmazin.”

The terms of Mr. Karmazin’s employment were established by negotiations between Mr. Karmazin and members of our board of directors, including members of the Compensation Committee. The board of directors and the Compensation Committee did not retain an independent compensation consultant specifically to advise them in the negotiation of Mr. Karmazin’s compensation arrangements or to assess the reasonableness of the compensation arrangements. Our board of directors and the Compensation Committee concluded that, in their business judgment, Mr. Karmazin’s profile, qualifications and experience, particularly in radio, were uniquely suited for our needs, and that the compensation, including the base salary, stock option and restricted stock components of the compensation, was, taken as a whole, reasonable and appropriate under the circumstances.

Most of the difference in total compensation between Mr. Karmazin and our other named executive officers is attributable to the value reflected in the Summary Compensation Table for “Option Awards.” As reflected in the Outstanding Equity Awards at Fiscal Year-End 2008 table on page 25, and described in footnote (1) to that table, Mr. Karmazin received a stock option award covering a substantial number of shares (as well as shares of restricted stock reflected in the Outstanding Equity Awards at Fiscal Year-End 2008 table and the Options Exercised and Stock Vested for 2008 table) in connection with the execution of his employment agreement in November 2004. Mr. Karmazin did not receive any equity-based awards in 2006, 2007 or 2008. The total compensation in the Summary Compensation Table reflects the inclusion, as noted in footnote (3) to the table, of the expense recognized solely for financial statement reporting purposes in 2006, 2007 and 2008 for option awards.

Policy with Respect to Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code places a $1 million per person limitation on the tax deduction we may take for compensation paid to our Chief Executive Officer and our three other highest paid executive officers other than our Chief Executive Officer and Chief Financial Officer except that compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1 million limit. The Compensation Committee reserves the discretion to pay compensation that does not qualify for exemption under Section 162(m) where the Compensation Committee believes such action to be in the best interests of our stockholders.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management and as a committee. Based on our review and discussion with management, we recommended that the board of directors include the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee

Lawrence F. Gilberti, Chairman
James P. Holden
Jack Shaw
Jeffrey D. Zients

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our four other most highly compensated executive officers who served in such capacities as of December 31, 2008 for services rendered to us during the past three fiscal years. These six officers are referred to herein as the named executive officers.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus(2)	Awards(3)	Awards(3)	Compensation	Earnings	Compensation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Mel Karmazin	2008	1,250,000	—	2,832,000	24,118,312	—	—	6,900	28,207,212
Chief Executive Officer	2007	1,250,000	4,000,000	2,832,000	24,118,312	—	—	18,743	32,219,055
	2006	1,250,000	3,000,000	2,832,000	24,118,312	—	—	16,937	31,217,249
Scott A. Greenstein	2008	845,834	—	233,853	1,903,228	—	—	6,900	2,989,815
President and Chief	2007	791,667	440,000	1,351,441	2,439,272	—	—	17,243	5,039,623
Content Officer	2006	700,000	400,000	2,817,260	3,153,839	—	—	17,145	7,088,244
James E. Meyer	2008	945,834	—	272,125	1,473,309	—	—	152,967	2,844,235
President, Operations and Sales	2007	891,667	512,500	978,439	1,132,218	—	—	136,003	3,650,827
	2006	778,396	462,500	2,918,503	1,349,806	—	—	118,396	5,627,601
Dara F. Altman(1)	2008	92,986	—	198,473	—	—	—	—	291,459
Executive Vice President and Chief Administrative Officer
Patrick L. Donnelly	2008	522,917	—	405,135	888,476	—	—	6,900	1,823,428
Executive Vice President,	2007	475,000	300,000	429,432	621,623	—	—	18,743	1,844,798
General Counsel and	2006	397,464	225,000	434,196	305,105	—	—	19,162	1,380,927
Secretary
David J. Frear	2008	631,251	—	701,985	2,027,195	—	—	6,900	3,367,331
Executive Vice President	2007	518,750	350,000	1,496,884	1,331,396	—	—	18,743	3,715,773
and Chief Financial	2006	450,000	262,500	341,244	1,394,133	—	—	16,185	2,464,062
Officer

(1)	Information for Ms. Altman is included for the period after September 26, 2008, the date she became an employee.

(2)	The amount shown in the “Bonus” column reflects the portion of the annual bonus paid in cash in 2008 with respect to 2007 performance. Bonuses for Messrs. Greenstein, Meyer, Donnelly and Frear were paid 50% in cash and 50% in restricted stock units. The amount shown in the “Bonus” column reflects the portion of the annual bonus paid in cash in the year for which it is earned. The portion of the bonus paid in restricted stock units is reflected in the “Grants of Plan-Based Awards in 2008” table in the year granted, which will be the year following that for which the bonus was earned.

(3)	Amounts represent expense recognized for financial statement reporting purposes for the fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). The amounts exclude estimates of forfeitures relating to service-based vesting conditions on the grant date. Please refer to Note 14 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards. These dollar amounts include amounts from awards granted in and prior to 2008.

Due to the decline in the price of our common stock, if the Stock Awards and Option Awards columns reflected the market value of our common stock as of December 31, 2008 rather than the SFAS No. 123R expense, the amounts shown in those columns would differ. These differences are reflected in the supplemental table below for each named executive officer.

Value of Stock Awards and Option Awards v. FAS 123R Expense (supplemental table)

	Value of Stock Awards		Value of Option Awards
	Market Value as of	2008 Expense as per	Market Value as of	Expense as per
	12/31/08	SFAS No. 123R	12/31/08	SFAS No. 123R

Mel Karmazin	72,000	2,832,000	—	24,118,312
James E. Meyer	21,429	272,125	—	1,473,309
Scott A. Greenstein	18,398	233,853	—	1,903,228
Dara F. Altman	86,112	198,473	—	—
Patrick L. Donnelly	34,544	405,135	—	888,476
David J. Frear	50,634	701,985	—	2,027,195

Based on a closing stock price of $0.12 on December 31, 2008. The closing price of our common stock on April 28, 2009 was $0.39.

(4)	Represents matching and profit sharing contributions by us under our 401(k) savings plan. The profit sharing contribution was $0 in 2008 for each of Messrs. Karmazin, Greenstein, Meyer, Donnelly and Frear. The matching contributions were paid in the form of shares of our common stock. All other compensation for Mr. Meyer also includes amounts reimbursed for temporary living and travel expenses. In 2008, Mr. Meyer was paid $55,000 for rent, $28,571 for travel, $3,905 for utilities, and $58,591 for reimbursement of taxes associated with these expenditures in accordance with his employment agreement. Travel-related expenses include airfare, taxi/car services, and other incidental travel-related costs which are reimbursed based on receipts.

Grants of Plan-Based Awards in 2008

The following table provides information with respect to equity grants made during fiscal year 2008 to the named executive officers. Information for Ms. Altman is included for the period after September 26, 2008.

		All Other	All Other		Grant Date
		Stock Awards:	Option Awards:	Exercise or	Fair Value
		Number of Shares	Number of Securities	Base Price of	of Stock and
		of Stock or Units	Underlying Options	Option Awards	Option Awards
Name	Grant Date	(#)(1)	(#)(2)	($/Sh)(3)	($)(4)

Mel Karmazin	—	—	—	—	—
Scott A. Greenstein	1/23/2008	—	607,000	2.87	1,123,873
	1/23/2008	153,311	—	—	440,003
James E. Meyer	1/23/2008	—	707,000	2.87	1,309,025
	1/23/2008	178,572	—	—	512,502
Dara F. Altman	—	—	—	—	—
Patrick L. Donnelly	1/23/2008	104,530	—	—	300,001
David J. Frear	1/23/2008	—	483,000	2.87	894,285
	1/23/2008	121,952	—	—	350,002
	2/12/2008	—	1,500,000	3.10	3,002,748
	2/12/2008	300,000	—	—	942,000

(1)	The stock awards granted on January 23, 2008 represent the portion of the 2007 annual bonus which was paid 50% in restricted stock units. These restricted stock units vested on February 20, 2009.

(2)	The stock option awards granted on January 23, 2008 vests proportionally over four years from the date of grant and have a term of ten years. The option award granted on February 12, 2008 to Mr. Frear in connection with the extension of his employment agreement vests in three equal annual installments beginning on the date of grant and has a term of ten years.

(3)	The exercise price of each option is equal to the fair market value, or closing price, of our common stock on the date of grant.

(4)	The aggregate grant date fair value of restricted stock unit and stock option awards were computed in accordance with SFAS No. 123R. The assumptions used in the valuation are discussed in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information with respect to the status at December 31, 2008 of all unexercised options and unvested restricted stock and restricted stock units awarded to each of the named executive officers.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity						Plan Awards:
			Incentive Plan					Equity Incentive	Market or
			Awards:					Plan Awards:	Payout Value
	Number of	Number of	Number of					Number of	of Unearned
	Securities	Securities	Securities			Number of	Market Value	Unearned	Shares, Units
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Shares, Units or	or Other
	Unexercised	Unexercised	Unexercised	Option		of Stock that	Units of Stock	Other Rights	Rights that
	Options	Options	Unearned	Exercise	Option	have not	that have not	that have not	have not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(6)	($)(7)	(#)	($)

Mel Karmazin(1)	24,000,000	6,000,000	—	4.72	11/17/2014	600,000	72,000	—	—
Scott A. Greenstein(2)	1,000,000	—	—	3.14	5/5/2014	153,311	18,398	—	—
	1,250,000	—	—	6.60	8/8/2015	—	—	—	—
	108,750	326,250	—	3.70	2/1/2017	—	—	—	—
	—	607,000	—	2.87	1/23/2018	—	—	—	—
James E. Meyer(3)	50,000	—	—	6.75	12/14/2011	178,572	21,429	—	—
	66,666	—	—	1.04	8/11/2013	—	—	—	—
	675,000	675,000	—	5.54	2/2/2016	—	—	—	—
	128,000	384,000	—	3.70	2/12/2007	—	—	—	—
	—	707,000	—	2.87	1/23/2018	—	—	—	—
Dara F. Altman(4)	—	—	—	—	—	130,331	15,640	—	—
	—	—	—	—	—	23,000	2,760	—	—
	—	—	—	—	—	92,000	11,040	—	—
	—	—	—	—	—	214,666	25,760	—	—
	—	—	—	—	—	257,600	30,912	—	—
Patrick L. Donnelly(5)	400,000	—	—	7.50	5/1/2011	104,530	12,544	—	—
	100,000	—	—	7.61	5/1/2011	183,334	22,000	—	—
	16,666	—	—	1.04	8/11/2013	—	—	—	—
	60,000	60,000	—	5.71	2/1/2016	—	—	—	—
	64,000	192,000	—	3.70	2/1/2017	—	—	—	—
	483,333	966,667	—	2.72	5/17/2017	—	—	—	—
David J. Frear(6)	1,150,000	—	—	1.85	8/11/2013	121,952	14,634	—	—
	700,000	—	—	6.61	8/10/2015	300,000	36,000	—	—
	76,750	230,250	—	3.70	2/1/2017	—	—	—	—
	—	483,000	—	2.87	1/23/2018	—	—	—	—
	—	1,500,000	—	3.10	2/12/2018	—	—	—	—

(1)	Outstanding equity awards for Mr. Karmazin vest in five equal annual installments from the date of grant on November 18, 2004.

(2)	Outstanding equity awards for Mr. Greenstein vest as follows: options granted at an exercise price of $3.14 vested immediately on the date of grant on May 5, 2004; options granted at an exercise price of $6.60 vested in three equal annual installments from the date of grant on August 8, 2005; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vest in four equal annual installments from the date of grant on January 23, 2008; and 153,311 restricted stock units vested on February 20, 2009.

(3)	Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $6.75 vested 50% on the date of grant on December 14, 2001 and 25% per year thereafter; options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.54 vest in four equal annual installments from the date of grant on February 2, 2006; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vest in four equal annual installments from the date of grant on January 23, 2008; and 178,572 restricted stock units vested on February 20, 2009.

(4)	Outstanding equity awards for Ms. Altman vest as follows: 130,331 restricted stock awards vested on January 3, 2009; 23,000 restricted stock awards vested on March 14, 2009; 92,000 restricted stock awards will vest on December 15, 2009; for the 214,666 restricted stock awards, 107,333 vest on May 25, 2009 and 107,333 vest on May 25, 2010; and 257,600 vest in three equal annual installments from the date of grant on May 1, 2008.

(5)	Outstanding equity awards for Mr. Donnelly vest as follows: options granted at an exercise price of $7.50 vested 41.25% on the date of grant on May 1, 2001, 19.75% on October 15, 2001, 19.5% on April 15, 2002 and 19.5% on October 15, 2002; options granted at an exercise price of $7.61 vested immediately on the date of grant on May 1, 2001; options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.71 vest in four equal annual installments from the date of grant on February 1, 2006; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.72 vest in three equal annual installments from the date of grant on May 17, 2007; 104,530 restricted stock units vested on February 20, 2009; and for the 183,334 restricted stock units, 91,666 vest on May 17, 2009 and 91,668 vest on May 17, 2010.

(6)	Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $1.85 vested either in three equal annual installments on July 1, 2004, July 1, 2005, and July 1, 2006, on March 15, 2004 as a result of the satisfaction of performance targets for the year ended December 31, 2003, or on March 15, 2005 as a result of the satisfaction of performance targets for the year ended December 31, 2004; options granted at an exercise price of $6.61 vested in three equal annual installments from the date of grant on August 10, 2005; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vest in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $3.10 vest in three equal annual installments from the date of grant on February 12, 2008; 300,000 restricted stock units vest in three equal annual installments from the date of grant on February 12, 2008; and 121,952 restricted stock units vested on February 20, 2009.

(7)	Vesting and payment of all restricted stock units reflected above will be accelerated upon the death of the executive officer or upon a triggering event following a change in control, as defined under our stock incentive plans, or upon the occurrence of an event that triggers immediate vesting of the outstanding awards under the executive’s employment agreement.

(8)	Amount is based on the closing price of our common stock of $0.12 on December 31, 2008.

Option Exercises and Stock Vested in 2008

The following table provides information with respect to option exercises and restricted stock and restricted stock units that vested during 2008.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Mel Karmazin	—	—	600,000	138,000
Scott A. Greenstein	—	—	108,109	335,138
James E. Meyer	—	—	125,000	387,500
Dara F. Altman (1)	—	—	92,000	13,175
Patrick L. Donnelly	—	—	152,477	437,846
David J. Frear	—	—	370,946	1,038,933

(1)	Information for Ms. Altman is included for the period after September 26, 2008, the date she became an employee.

Non-Qualified Deferred Compensation and Pension Benefits

We do not offer non-qualified deferred compensation or pension benefits to our named executive officers.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We have entered into an employment agreement with each of our named executive officers, which contain provisions regarding payments upon a termination or change of control.

Mel Karmazin

In November 2004, we entered into a five-year agreement with Mel Karmazin to serve as our Chief Executive Officer. We pay Mr. Karmazin an annual salary of $1,250,000, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

Pursuant to our agreement with Mr. Karmazin, his stock options and shares of restricted stock will vest upon his death or disability and in the event of a change in control. In the event Mr. Karmazin’s employment is terminated by us without cause, or by Mr. Karmazin for good reason, his unvested stock options and shares of restricted stock will vest and become exercisable, and he will receive his current base salary for the remainder of the term, any earned but unpaid annual bonus, a pro rata portion of his target bonus for the year in which the termination occurs (if established) and medical and life insurance benefits for the remainder of the term.

In the event that any payment we make, or benefit we provide, to Mr. Karmazin would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Scott A. Greenstein

Mr. Greenstein has agreed to serve as our President and Chief Content Officer, through July 2009. We pay Mr. Greenstein an annual salary of $850,000, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

If Mr. Greenstein’s employment is terminated without cause or he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to (1) his base salary in effect from the termination date through July 2009 and (2) any annual bonuses, at a level equal to 60% of his base salary, that would have been customarily paid during the period from the termination date through July 2009. In the event Mr. Greenstein’s employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical and dental benefits for 18 months following his termination and life insurance benefits for the remainder of the term.

If, following the occurrence of a change in control, Mr. Greenstein is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Greenstein the lesser of (1) four times his base salary and (2) 80% of the multiple of base salary, if any, that our Chief Executive Officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change in control. We are also obligated to continue Mr. Greenstein’s medical, dental and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

In the event that any payment we make, or benefit we provide, to Mr. Greenstein would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

James E. Meyer

Mr. Meyer has agreed to serve as our President, Operations and Sales, until April 2010. We pay Mr. Meyer an annual salary of $950,000, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

In the event Mr. Meyer’s employment is terminated without cause or he terminates his employment for good reason after July 28, 2009, we will pay him a lump sum payment equal to (1) his annual base salary in effect on the termination date plus, (2) the greater of (x) a bonus equal to 60% of his annual base salary or (y) the prior year’s annual bonus actually paid to him (the “Designated Amount”). Pursuant to his employment agreement, Mr. Meyer may elect to retire in April 2010. In the event he elects to retire, we have agreed to pay him a lump sum payment equal to the Designated Amount. In the event Mr. Meyer’s employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical and dental insurance benefits for 18 months following his termination and to continue his life insurance benefits for twelve months following his termination. If Mr. Meyer’s employment is terminated due to a scheduled retirement, we are obligated to continue his medical, dental and life insurance benefits for 12 months following his termination.

If Mr. Meyer is terminated without cause or he terminates his employment for good reason prior to July 28, 2009, we will pay him a lump sum payment equal to two times the Designated Amount. In such event, we are also obligated to continue his medical, dental and life insurance benefits for 24 months following his termination.

Upon the expiration of Mr. Meyer’s employment agreement in April 2010 or following his retirement, we have agreed to offer Mr. Meyer a one-year consulting agreement. We expect to reimburse Mr. Meyer for all of his reasonable out-of-pocket expenses associated with the performance of his obligations under this consulting agreement, but do not expect to pay him any cash compensation. Mr. Meyer’s stock options will continue to vest and will be exercisable during the term of this consulting agreement.

In the event that any payment we make, or benefit we provide, to Mr. Meyer would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax were not imposed.

Dara F. Altman

On September 26, 2008, we entered into a three year employment agreement with Dara F. Altman to serve as our Executive Vice President and Chief Administrative Officer. We pay Ms. Altman an annual salary of $446,332, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

If Ms. Altman’s employment is terminated without cause or she terminates her employment for good reason, she is entitled to receive (1) a lump sum severance payment in cash equal to two times the sum of (a) her base salary as in effect immediately prior to the termination date or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the higher of (x) the last annual bonus actually paid to her and (y) 55% of her base salary as in effect immediately prior to the termination date or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason, (2) a pro rata portion of her contingent cash incentive compensation awards, (3) outplacement services for two years following her termination of employment, and (4) continued medical, dental and disability insurance benefits for two years following her termination of employment. In addition, in such event, all of Ms. Altman’s stock options and restricted stock units will vest and become exercisable.

In the event that any payment we make, or benefit we provide, to Ms. Altman would require her to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Ms. Altman the amount of such tax and any additional amount as may be necessary to place her in the exact same financial position that she would have been in if the excise tax was not imposed.

Patrick L. Donnelly

Mr. Donnelly has agreed to serve as our Executive Vice President, General Counsel and Secretary, through April 2010. We pay Mr. Donnelly an annual base salary of $525,000, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

If Mr. Donnelly’s employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay him a lump sum payment equal to his annual salary and the annual bonus last paid to him and to continue his medical and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Donnelly would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Donnelly the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

David J. Frear

Mr. Frear has agreed to serve as our Executive Vice President and Chief Financial Officer through July 2011. We pay Mr. Frear an annual salary of $750,000, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

If Mr. Frear’s employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay him a lump sum payment equal to his annual salary and the annual bonus last paid to him and to continue his medical and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Frear would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Potential Payments

If a triggering event and/or termination of employment had occurred as of December 31, 2008, we estimate that the value of the benefits under the employment agreements would have been as follows:

		Lump Sum	Accelerated	Continuation of
		Severance	Equity	Insurance	Tax
		Payment	Vesting(1)	Benefits(2)	Gross-Up	Total
Name	Conditions for Payouts	($)	($)	($)	($)	($)

Mel Karmazin	Upon change-in-control or upon termination due to death or disability	—	72,000	—	—	72,000
	Termination without cause or for good reason	1,107,955	72,000	10,319	—	1,190,274
Scott A. Greenstein	Termination without cause or for good reason	1,005,833	—	25,837	—	1,031,670
	If following the occurrence of a change-in-control, termination without cause or for good reason	602,684	18,397	65,559	—	686,640
James E. Meyer	Termination without cause, for good reason or for scheduled retirement	1,975,000	—	25,237 (3)	—	2,000,237
	If following the occurrence of a change-in-control (other than a result of the XM-Sirius merger), termination without cause or for good reason	1,975,000	21,429	25,237	—	2,021,666
Dara F. Altman	Termination without cause or for good reason	1,383,628	86,112	46,975	—	1,516,715

		Lump Sum	Accelerated	Continuation of
		Severance	Equity	Insurance	Tax
		Payment	Vesting(1)	Benefits(2)	Gross-Up	Total
Name	Conditions for Payouts	($)	($)	($)	($)	($)

Patrick L. Donnelly	Termination without cause or for good reason	1,125,000	—	15,806	—	1,140,806
	If following the occurrence of a change-in-control, termination without cause or for good reason	1,125,000	34,544	15,806	—	1,175,350
David J. Frear	Termination without cause or for good reason	1,450,000	—	15,806	—	1,465,806
	If following the occurrence of a change-in-control, termination without cause or for good reason	1,450,000	50,634	15,806	—	1,516,440

(1)	Assumes that unvested equity would vest upon a change-in-control as stated in our stock incentive plans. Amounts were calculated based on the closing price of our common stock on December 31, 2008 of $0.12. The accelerated vesting of options is valued at (a) the difference between the closing price and the exercise price of the options times (b) the number of shares of common stock underlying the options. The accelerated vesting of restricted stock and restricted stock units is valued at the closing price times the number of shares of restricted stock and restricted stock units.

(2)	Assumes that medical and dental benefits would be continued under COBRA for up to 18 months at current rates; thereafter assumes rate of two times current employer costs. Assumes that life insurance would be continued at rate of two times current employer cost.

(3)	If Mr. Meyer’s employment terminates due to a scheduled retirement, then continuation of insurance benefits cost is estimated to be $17,225, instead of $25,237.

Director Compensation Table for 2008

The following table provides compensation information for the year ended December 31, 2008 for each of our non-employee directors. Directors who are employees do not receive compensation for their services as directors. Ms. Amble and Messrs. Hartenstein, Huber, Mendel, Parsons, Shaw and Zients joined our board of directors on July 28, 2008. Their compensation below is for payments following that date:

					Change in
					Pension Value of
					Non-Qualified
				Non-Equity	Deferred
	Fee Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards(1)(2)	Awards(1)(3)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Joan L Amble	20,000	—	746	—	—	—	20,746
Leon D. Black	12,500	—	42,506	—	—	—	55,006
Lawrence F. Gilberti	70,000	—	42,506	—	—	—	112,506
Eddy W. Hartenstein	12,500	—	746	—	—	—	13,246
James P. Holden	60,000	—	42,506	—	—	—	102,506
Chester A. Huber, Jr.	—	—	—	—	—	—	—
John W. Mendel	—	—	—	—	—	—	—
James F. Mooney	80,000	—	42,506	—	—	—	122,506
Jack Shaw	12,500	—	746	—	—	—	13,246
Jeffrey D. Zients	12,500	—	746	—	—	—	13,246

(1)	Amounts represent expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123R, disregarding estimates of forfeitures related to service-based vesting conditions. Please refer to Note 14 of the audited consolidated financial statements in our

Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards. These dollar amounts include amounts from awards granted in or prior to 2008.

(2)	Directors were not awarded restricted stock units in 2008. At December 31, 2008, the aggregate number of unvested restricted stock units outstanding for each director was as follows: Ms. Amble — 0; Mr. Black — 47,425; Mr. Gilberti — 140,672; Mr. Hartenstein — 0; Mr. Holden — 140,672; Mr. Huber — 0; Mr. Mendel — 0; Mr. Mooney — 92,070; Mr. Shaw — 0; and Mr. Zients — 0. The directors acquired the restricted stock units held by them as part of our former director compensation program. These restricted stock units will vest on the first anniversary of the date the person ceases to be a director.

(3)	Directors, other than Messrs. Huber and Mendel, were each awarded 850,237 options at an exercise price of $0.14 per share in 2008 with a grant date fair value of $75,313. At December 31, 2008, the aggregate number of option awards outstanding for each director is as follows: Ms. Amble — 942,237; Mr. Black — 949,650; Mr. Gilberti — 964,650; Mr. Hartenstein — 988,237; Mr. Holden — 989,650; Mr. Huber — 0; Mr. Mendel — 0; Mr. Mooney — 949,650; Mr. Shaw — 1,157,319; and Mr. Zients — 942,237.

Mr. Huber and Mr. Mendel, who are employees of General Motors and American Honda, respectively, have elected to forgo all compensation paid to directors.

Each other member of our board of directors receives a cash annual retainer and equity compensation payable in the following manner:

•	$50,000 in cash; and

•	$70,000 in the form of options to purchase our common stock which are granted the business day following each year’s annual meeting of stockholders. All options to purchase common stock awarded to our directors vest over a four-year period, with 25% vesting on each anniversary of the date of grant; provided that no options vest in a given year if, in the prior calendar year, the director failed to attend at least 75% of the meetings of the board.

Any director who fails to attend at least 75% of the meetings of the board of directors in any given year, forfeits 25% of his or her compensation that is payable in cash. During 2008, all of our directors, other than Leon Black, attended over 75% of the meetings of our board of directors.

Each director who serves as chair of a committee of the board of directors receives an additional annual cash retainer as follows: the audit committee chairwoman receives $30,000; the compensation committee chairman receives $20,000; and the nominating and corporate governance chairman receives $10,000.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors.

Prior to the merger with XM in July 2008, Joseph P. Clayton was the chairman of our board of directors. We provide Mr. Clayton medical, dental, vision, and life insurance benefits. In 2008, Mr. Clayton did not receive any compensation for serving on our board of directors.

Gary M. Parsons is now the chairman of our board of directors. Mr. Parsons has an employment agreement with our subsidiary, XM, which extends until November 18, 2009. Mr. Parsons generally participates in the same executive compensation plans and arrangements available to our other senior executives. His compensation consists of annual base salary, annual bonus and long-term equity-linked compensation. His employment agreement calls for Mr. Parsons to receive a base salary of at least $525,000 annually, subject to increase by the board of directors of XM. The target amount of Mr. Parsons’ discretionary bonus ranges from 100-125% of his base salary.

Item 1 —	Election of Directors

Twelve directors will be elected at the annual meeting. The current size of our board of directors is fifteen. The Nominating and Corporate Governance Committee of our board of directors has nominated twelve directors to be elected as Common Stock Directors by the holders of our common stock and our Series A Convertible Preferred Stock (the “Common Stock Director Nominees”). Gregory B. Maffei, John C. Malone and David J.A. Flowers have been appointed to the board of directors by an affiliate of Liberty Media Corporation, the holder of our Series B-1 Preferred Stock, and are referred to as the Preferred Stock Director Designees.

Set forth below are the twelve Common Stock Director Nominees to be elected by the holders of our common stock and our Series A Convertible Preferred Stock to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified and the three Preferred Stock Director Designees that will serve until their respective successors have been duly elected and qualified pursuant to the Certificate of Designations for the Series B-1 Preferred Stock.

To be elected as a director, each Common Stock Director Nominee must receive a plurality of the votes cast by the holders of our common stock and our Series A Convertible Preferred Stock, voting together as a single class.

Should any Common Stock Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each Common Stock Director Nominee has expressed his or her intention to serve.

Common Stock Director Nominees

Joan L. Amble, age 55, has been a director since July 2008. From December 2006 until the closing of the merger with XM in July 2008, Ms. Amble served as a director of XM Satellite Radio Holdings Inc. Ms. Amble has served as Executive Vice President and Corporate Comptroller for American Express Company since December 2003. Prior to joining American Express, Ms. Amble served as chief operating officer and chief financial officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital.

Leon D. Black, age 57, has been a director since June 2001. Mr. Black is the Chairman of the Board and Chief Executive Officer of Apollo Global Management, LLC and a Managing Partner of Apollo Management, L.P. which he founded in 1990 to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth-oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as managing director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. Mr. Black serves on the board of the general partner of AP Alternative Assets. Mr. Black is a trustee of Dartmouth College, The Museum of Modern Art, Mount Sinai Hospital, The Metropolitan Museum of Art, Prep for Prep, and the Asia Society. He is also a member of The Council on Foreign Relations, The Partnership for New York City and the National Advisory Board of JPMorganChase. He is also a member of the boards of directors of Faster Cures and the Port Authority Task Force.

Lawrence F. Gilberti, age 58, has been a director since September 1993. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP; from May 1998 through May 2000, he was of counsel to that firm. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner Harding.

Eddy W. Hartenstein, age 58, has been a director since July 2008. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM Satellite Radio Holdings Inc. In August 2008, Mr. Hartenstein was named Publisher and CEO of the Los Angeles Times. Mr. Hartenstein was the Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation) from December 2003 until his retirement in December 2004. Mr. Hartenstein served as Chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Prior to 1990, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., Equatorial Communications Services Company and Hughes Communications. Mr. Hartenstein also serves as a member of the board of directors of SanDisk Corporation, The City of Hope and Broadcom, Inc.

James P. Holden, age 57, has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the company. Since March 2007, Mr. Holden has been the Non-Executive Chairman of Meridian Automotive, a privately held auto supply company. Mr. Holden is a director of Speedway MotorSports, Inc. and Lead Director of Snap-On Incorporated.

Chester A. Huber, Jr., age 54, has been a director since July 2008. From January 2002 until the closing of the merger with XM in July 2008, Mr. Huber served as a director of XM Satellite Radio Holdings Inc. Mr. Huber was named President of OnStar Corporation in December 1999 and was General Manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 34-year career with General Motors, including General Director of Aftermarket Parts and Services, and General Director of Sales, Marketing and Product Support for the Electro-Motive Division. Mr. Huber recently served on a Federal Advisory Committee for the Centers for Disease Control (CDC) and currently serves on another on the Global Positioning System (GPS) convened by NASA.

Mel Karmazin, age 65, has served as our Chief Executive Officer and a member of our board of directors since November 2004. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer and a member of the board of directors of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity from December 1998 until the merger of Infinity Broadcasting Corporation with Viacom in February 2001.

John W. Mendel, age 54, has been a director since July 2008. From May 2005 until the closing of the merger with XM in July 2008, Mr. Mendel served as a director of XM Satellite Radio Holdings Inc. Mr. Mendel is Executive Vice President, automobile operations of American Honda Motor Co., Inc., responsible for Product Planning, Advertising, Marketing, Public Relations and Distribution for both Honda and Acura Automobile Divisions. Prior to joining American Honda in December 2004, Mr. Mendel served as Executive Vice President and Chief Operating Officer for Mazda North American Operations from January 2002 until November 2004. From 1976 to 2002, Mr. Mendel held numerous sales and marketing and management positions within Ford and Lincoln Mercury Divisions, Ford Customer Service and Ford of Europe.

James F. Mooney, age 54, has been a director since July 2003. Since March 2003, Mr. Mooney has been a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas.

Gary M. Parsons, age 58, has served as our Chairman of the Board of Directors since July 2008. From May 1997 until the closing of the merger with XM in July 2008, Mr. Parsons served as Chairman of the Board of Directors of XM Satellite Radio Holdings Inc. and previously served as its Chief Executive Officer. He serves on the board of Canadian Satellite Radio Holdings Inc. and Devas Multimedia Pvt. Ltd, and is Chairman and was previously Chief Executive Officer of SkyTerra L.P. Mr. Parsons was President and Chief Executive Officer of TerraStar Corporation, formerly Motient Corporation, from July 1996 to March 1998, and subsequently served as Chairman until May 2002. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI’s subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI.

Jack Shaw, age 70, has been a director since July 2008. From May 1997 until the closing of the merger with XM in July 2008, Mr. Shaw served as a director of XM Satellite Radio Holdings Inc. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 until his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is a member of the Board of Directors of Globecomm Systems, Inc.

Jeffrey D. Zients, age 42, has been a director since July 2008. From May 2006 until the closing of the merger with XM in July 2008, Mr. Zients served as a director of XM Satellite Radio Holdings Inc. Mr. Zients leads an investment company that focuses on public and private small-cap companies. Mr. Zients serves as Chairman of the Board of PSA Healthcare, a pediatric home healthcare provider. He also served as the Chairman of the Board of The Advisory Board Company and Chairman of the Board of The Corporate Executive Board Company, two business-to-business content companies from June 2001 to November 2004 and January 2000 to April 2001, respectively. From July 1998 to June 2001, he served as Chief Executive Officer and from 1996 to July 1998 he served as Chief Operating Officer of The Advisory Board Company. Mr. Zients currently serves as a member of the Board of Directors for Best Practices, a provider of emergency medicine outsourcing services, and Timbuk2 Designs, a messenger bag and apparel retailer.

The board of directors unanimously recommends a vote “FOR” each of the Common Stock Director Nominees.

Preferred Stock Director Designees

Gregory B. Maffei, age 48, has been a director since March 2009. Mr. Maffei has been the Chief Executive Officer and President of Liberty Media Corporation since February 2006 and a director of Liberty Media Corporation since November 2005. Mr. Maffei served as CEO-Elect of Liberty Media Corporation from November 2005 through February 2006. Mr. Maffei served as President and CFO of Oracle Corporation from June 2005 until November 2005. Mr. Maffei served as Chairman and Chief Executive Officer of 360networks from January 2000 until June 2005. Previously he served as CFO of Microsoft and Chairman of Expedia. Mr. Maffei is also a director of DirecTV Group, Inc. and Electronics Arts, Inc.

John C. Malone, age 68, has been a director since April 2009. Mr. Malone has been Chairman of the Board and a director of Liberty Media Corporation since March 2006. Prior to that, Mr. Malone was Chairman of the Board and a director of Liberty Media LLC, the predecessor of Liberty Media Corporation, from 1994 to May 2006. He was Chief Executive Officer of Liberty Media LLC from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Telecommunications, Inc., or TCI, from November 1996 to March 1999; and Chief Executive Officer of TCI from January 1994 to March 1997. Mr. Malone is Chairman of the Board of Liberty Global, Inc., Chairman of the Board of DirecTV Group, Inc. and a director of Discovery Communications, Inc., IAC/InterActiveCorp, and Expedia, Inc.

David J.A. Flowers, age 54, has been a director since April 2009. Mr. Flowers has been a Senior Vice President and the Treasurer of Liberty Media Corporation since March 2006. Prior to that, he was a Senior Vice President of Liberty Media LLC, the predecessor of Liberty Media Corporation, since October 2000 and

Treasurer of Liberty Media LLC since April 1997. Mr. Flowers served as a Vice President of Liberty Media LLC from June 1995 to October 2000. Mr. Flowers also serves as a director of Internal Leisure Group, Inc.

Item 2 —	Amendment to Our Certificate of Incorporation to Increase the Number of Authorized Shares of Our Common Stock from 8,000,000,000 to 9,000,000,000 Shares.

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 8,000,000,000 shares to 9,000,000,000 shares in the form set forth in Appendix A to this proxy statement (the “Share Increase Amendment”).

We currently have 8,000,000,000 shares of our common stock authorized for issuance. On the record date, we had outstanding approximately 3.856 billion shares of our common stock, approximately 2.6 billion shares of our common stock were issuable upon conversion of our preferred stock, and approximately 650 million shares of our common stock were issuable based on convertible debt instruments, warrants, options and other stock-based awards. Our board of directors believes that the availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our common stock for general corporate purposes, such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that this will provide us with additional flexibility to meet business and financing needs as they arise.

Our board of directors will determine whether, when and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of the additional shares of our common stock authorized under our certificate of incorporation, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the Nasdaq or any other stock market or exchange on which our common stock may then be listed.

The additional shares of common stock, if issued, would have the same rights and privileges as the shares of common stock now issued. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly.

To the extent we are unable to refinance our debt at maturity on attractive terms, we may choose to issue shares of common stock in satisfaction thereof. From June 2009 through December 2010, approximately $512.3 million of our debt and our subsidiaries’ debt is due to mature.

Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our board of directors to recommend or implement a series of anti-takeover measures.

The proposed increase in the authorized shares of our common stock would become effective immediately upon the filing of the Share Increase Amendment with the office of the Secretary of State of the State of Delaware. We expect to file the Share Increase Amendment in this Item 2 with the Secretary of State of the State of Delaware promptly upon approval by our stockholders and in any event prior to effecting any reverse stock split and share decrease authorized by Item 3.

The affirmative vote of the holders of a majority of voting power of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, and of holders of a majority of the voting power of our common stock, voting as a separate class, will be required to approve the Share Increase Amendment. Approval by stockholders of this Item 2 is not conditioned upon approval of Item 3; conversely, approval by stockholders of Item 3 is not conditioned upon approval of this Item 2.

The board of directors unanimously recommends a vote “FOR” the proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 8,000,000,000 to 9,000,000,000 shares.

Item 3 —	Amendment to Our Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Our Common Stock.

General

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of not less than one-for-ten and not more than one-for-fifty in the form set forth in Appendix B, to this proxy statement (the “Reverse Stock Split Amendment”).

Our stockholders approved an amendment to our certificate of incorporation at our 2008 annual meeting of stockholders held on December 18, 2008 to authorize an amendment to our certificate of incorporation to effect a reverse stock split, increase the number of authorized shares under our certificate of incorporation following a reverse stock split, and provide for certain other actions described herein. Approval of this amendment to our certificate of incorporation would extend previous authority to effect a reverse stock split to June 30, 2010 from December 31, 2009. If stockholders approve this Item 3, this approval will supersede the approval we received to amend our certificate of incorporation to effect a reverse stock split at our 2008 annual meeting of stockholders on December 18, 2008.

A vote FOR this Item 3 will constitute approval of the Reverse Stock Split Amendment providing for the combination of any whole number of shares of common stock between and including ten and fifty into one share of common stock and will grant our board of directors the authority to select which of the approved exchange ratios within that range will be implemented. If stockholders approve this proposal, our board of directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment. If the Reverse Stock Split Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on June 30, 2010, the board of directors will have no authority to effectuate the Reverse Stock Split Amendment. If the reverse stock split is implemented, the Reverse Stock Split Amendment also would reduce the number of authorized shares of our common stock as set forth below but would not change the par value of a share of our common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Our board of directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve this Item 3, the reverse stock split will be effected, if at all, only upon a determination by the board of directors that the reverse stock split is in the company’s and the stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the board of directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by the board of directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

The board of directors reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the company and its stockholders.

Purpose of the Reverse Stock Split Amendment

Our common stock currently trades on the Nasdaq Global Select Market under the symbol “SIRI”. The Nasdaq Global Select Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that a company’s common stock have a trading price that is greater than or equal to $1.00 per share. While Nasdaq has temporarily suspended the $1.00 per share minimum bid requirement until July 19, 2009, we believe that it is in the best interests of the company and our stockholders to give the board the flexibility to meet these requirements if and when Nasdaq resumes enforcement. September 19, 2008 is the last day our common stock traded above $1.00 per share. If the price of our common stock closes below the minimum $1.00 per share required for continued listing by Nasdaq for thirty consecutive business days following the end of the temporary suspension, Nasdaq will notify us and provide us an initial period of 180 calendar days to regain compliance. Currently, we meet all of the Nasdaq Global Select Market’s continued listing criteria, other than the minimum trading price requirement. We believe that approval of this proposal would significantly reduce our risk of not meeting this continued listing standard in the future.

The purpose of the reverse stock split is to increase the per share trading value of our common stock. Our board of directors intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock, and only if the implementation of a reverse stock split is determined by the board of directors to be in the best interests of the company and its stockholders. Our board of directors may exercise its discretion not to implement a reverse stock split.

Impact of the Reverse Stock Split Amendment if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the company. As described below, holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are concurrently stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split Amendment will be that:

•	depending on the ratio for the reverse stock split selected by our board of directors, each ten or fifty shares of common stock owned by a stockholder, or any whole number of shares of common stock between ten and fifty as determined by the board of directors, will be combined into one new share of common stock;

•	the number of shares of common stock issued and outstanding (including the shares issuable upon conversion of our preferred stock) will be reduced from approximately 6.5 billion shares to a range of approximately 646 million shares to 129 million shares, depending upon the reverse stock split ratio selected by the board of directors;

•	the number of authorized shares of common stock will be reduced from 8 billion (or, if the proposal to increase the number of authorized shares of common stock set forth in Item 2 is approved, 9 billion) to a range of approximately 1.3 billion to 400 million dependent on the reverse stock split ratio chosen by the board of directors. The table below illustrates the number of authorized shares of common stock that will correspond to each range of reverse stock split ratios:

Total Authorized Shares of Common Stock
Range of Reverse Stock Split Ratios	after Reverse Stock Split

One-for-ten to one-for-nineteen	1,300,000,000
One-for-twenty to one-for-twenty-nine	700,000,000
One-for-thirty to one-for-thirty-nine	500,000,000
One-for-forty to one-for-fifty	400,000,000

•	because the number of issued and outstanding shares of common stock will decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. These additional shares of authorized common stock would be available for issuance at the discretion of our board of directors from time to time for corporate purposes such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares would provide us with additional flexibility to meet business and financing needs as they arise;

•	based upon the reverse stock split ratio selected by our board of directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, restricted stock awards, restricted stock units, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock awards and units upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the reverse stock split ratio selected by our board of directors.

The table below illustrates the effect, as of March 31, 2009, of a reverse stock split at certain ratios on (i) the shares of common stock outstanding and reserved for issuance, (ii) the reduced number of total authorized shares of common stock under our certificate of incorporation, and (iii) the resulting number of shares of common stock available for issuance:

	Shares of Common
	Stock Outstanding
	plus Shares of		Shares of Common
	Common Stock	Total Authorized	Stock Available for
	Reserved for	Shares of Common	Issuance (% of
	Issuance	Stock	total authorized)

One-for-ten stock split is approved	711,805,722	1,300,000,000	588,194,278(45.25%)
One-for-twenty stock split is approved	355,902,861	700,000,000	344,097,139(49.16%)
One-for-thirty stock split is approved	237,268,574	500,000,000	262,731,426(52.55%)
One-for-forty stock split is approved	177,951,430	400,000,000	222,048,570(55.51%)
One-for-fifty stock split is approved	142,361,144	400,000,000	257,638,856(64.14%)

Certain Risks Associated with the Reverse Stock Split

•	If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the reverse stock split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

•	To the extent we are unable to refinance our debt at maturity on attractive terms, we may choose to issue shares of common stock in satisfaction thereof. From June 2009 through December 2010, approximately $512.3 million of our debt and our subsidiaries’ debt is due to mature.

•	There can be no assurance that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on April 28, 2009 of $0.39 per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-twenty, there can be no assurance that the post-split market price of our common stock would be $7.80 or greater. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•	Because the number of issued and outstanding shares of common stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock would increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current stockholders would be diluted, possibly substantially.

•	The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.

•	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Our board of directors intends to effect the reverse stock split only if it believes that a decrease in the number of shares is likely to improve the trading price of our common stock and if the implementation of the reverse stock split is determined by the board of directors to be in the best interests of the company and its stockholders.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern Time, (the “Effective Time”) on the date of filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of our common stock in accordance with the reverse stock split ratio determined by our board of directors. We expect to file the Share Increase Amendment authorized by Item 2 with the Secretary of State of the State of Delaware promptly upon approval by our stockholders and in any event prior to effecting any stock split and share decrease authorized by this Item 3. Approval by stockholders of this Item 3 is not conditioned upon approval of Item 2; conversely, approval by stockholders of Item 2 is not conditioned upon approval of this Item 3.

After the Effective Time, our common stock will each have new committee on uniform securities identification procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Exchange Act. Our common stock will continue to be listed on the Nasdaq Global Select Market under the symbol “SIRI”, although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Board Discretion to Implement the Reverse Stock Split Amendment

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by our board of directors that a reverse stock split (at a ratio determined by the board of directors as described above) is in the best interests of the company and the stockholders. The board of director’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our board of directors determines to effect the reverse stock split, the board of directors will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, our transfer agent for the registered stockholders will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the Effective Time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, a stockholder will have no further interest in the company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the Effective Time. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time of the reverse stock split and the date payment is received.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of our common stock (“Old

Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares”.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the reverse stock split to holders of our common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of our outstanding stock;

•	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the reverse stock split to them.

This discussion does not address the tax consequences of the reverse stock split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of our common stock are urged to consult with their own tax advisors as to the tax consequences of the reverse stock split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the reverse stock split.

Cash received in lieu of fractional shares

A U.S. holder that receives cash in lieu of a fractional share of common stock in the reverse stock split will generally be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our common stock exchanged therefore was greater than one year as of the date of the exchange.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the common stock received in the reverse stock split will equal such stockholder’s aggregate tax basis in our common stock surrendered in the reverse stock split reduced by any amount allocable to a fractional share of post-reverse stock split common stock for which cash is received. The holding period for the shares of our common stock received in the reverse stock split generally will include the holding period for the shares of our common stock exchanged therefor.

Required Vote and Recommendation

The affirmative vote of the holders of a majority of the voting power of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, and of holders of a majority of the voting power of our common stock, voting as a separate class, will be required to approve the Reverse Stock Split Amendment. Approval by stockholders of this Item 3 is not conditioned upon approval of Item 2; conversely, approval by stockholders of Item 2 is not conditioned upon approval of this Item 3.

The board of directors unanimously recommends a vote “FOR” the proposal to amend our certificate of incorporation to effect a reverse stock split at a ratio of not less than one-for-ten and not more than one-for-fifty any time prior to June 30, 2010, with the exact ratio to be determined by our board of directors and to reduce the number of authorized shares as set forth in Item 3 above.

Item 4 —	Approval of the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan

Our board of directors has adopted the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan (referred to herein as the “Plan”), subject to the approval of our stockholders. If the Plan is approved by our stockholders, no future equity awards will be made pursuant to the Amended and Restated Sirius Satellite Radio 2003 Long-Term Incentive Plan, the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan and the XM Satellite Radio Holdings Inc. Talent Option Plan (collectively, the “Predecessor Plans”). The Plan, if approved, will expire in 2019.

Summary of the Plan

Set forth below is a summary of the principal features of the Plan. This summary is qualified in its entirety by reference to the terms of the Plan, a copy of which is included in this proxy statement as Appendix C.

Purpose

The Plan authorizes our board of directors, or a committee designated by our board of directors and made up of two or more non-employee directors, to provide equity-based compensation for the purpose of attracting and retaining directors, employees and consultants and providing our directors, employees and consultants incentives and rewards for superior performance.

The Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Internal Revenue Code of 1986, as amended (the “Code”), including the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.

The Plan permits the granting of (i) stock options, including incentive stock options (“ISOs”) entitling the optionee to favorable tax treatment under Section 422 of the Code, (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units (“RSUs”), (iv) performance awards, and (v) other awards valued in whole or in part by reference to or otherwise based on our common stock (“Other Stock-Based Awards”). Each type of award is described below under “Types of Awards Under the Plan.” Each of the awards will be evidenced by an award document setting forth the terms and conditions.

Shares Subject to the Plan

Our board of directors has authorized the issuance of 600 million shares of our common stock (less than 10% of the total shares of our common stock outstanding, calculated on a fully-diluted basis) in connection with awards pursuant to the Plan. No more than 120 million of those shares are available for the exercise of ISOs. The number of shares with respect to options and SARs that may be granted under the Plan to any individual participant in any single fiscal year during the term of the Plan may not exceed 120 million shares, and the maximum number of shares that may be paid to any individual participant in connection with awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code in respect of a single performance period may not exceed 120 million.

Plan Administration

The Plan is administered by a committee designated by our board of directors and made up of two or more non-employee directors (the “Committee”). The Committee may select eligible employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by awards and set the terms and conditions of awards. The Committee’s determinations and interpretations under the Plan will be binding on all interested parties. The Committee may delegate to officers (or, in the case of awards of shares, our board of directors may delegate to a committee made up or one or more directors) certain authority with respect to the granting of awards other than awards to executive officers and directors.

Eligibility

Awards may be made by the Committee to any of our employees or consultants, or to employees or consultants of our affiliates, or non-employee directors who are members of our board of directors or the board of directors of our affiliates; provided that ISOs may only be granted to our employees or employees of our affiliates. Currently, there are approximately 1,500 individuals whom we believe would be eligible to participate in the Plan subject to any necessary approvals by the Committee.

No Liberal Recycling Provisions

The Plan provides that only shares covering awards that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the Plan. The following shares will not be added back to the aggregate Plan limit: (i) shares tendered in payment of the option price; and (ii) shares withheld by us to satisfy the tax withholding obligation. Further, all shares covered by a SAR, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the Plan.

No Repricing

Repricing of options and SARs is prohibited without stockholder approval under the Plan.

Types of Awards Under the Plan

Stock Options.  Option rights may be granted that entitle the optionee to purchase shares of our common stock at a price not less than fair market value at the date of grant, and may be ISOs, nonqualified stock options, or combinations of the two. Stock options granted under the Plan will be subject to such terms and conditions, including exercise price and conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. Payment in respect of the exercise of an option granted under the Plan may be made in cash or its equivalent, or (i) by exchanging shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), (ii) subject to such rules as may be established by the Committee, either through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to us an amount equal to the aggregate exercise price and/or by having us withhold from shares otherwise deliverable an amount equal to the aggregate option exercise price, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of such shares so tendered to us as of the date of such tender is at least equal to the aggregate exercise price of the option. No stock option may be exercisable more than 10 years from the date of grant.

Stock Appreciation Rights.  SARs granted under the Plan will be subject to such terms and conditions, including grant price and the conditions and limitations applicable to exercise thereof, as may be determined by the Committee and specified in the applicable award agreement. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A SAR will entitle the participant to receive an amount equal to the excess of the fair market value of a share on the date of exercise of the SAR over the grant price thereof (which may not be less than fair market value on the date of grant). The Committee, in its sole discretion, will determine whether a SAR will be settled in cash, shares or a combination of cash and shares. No SAR may be exercisable more than 10 years from the date of grant. At the discretion of the Committee, SARs may, but need not be, intended to qualify as performance-based compensation.

Restricted Stock and Restricted Stock Units.  Restricted stock and RSUs granted under the Plan will be subject to such terms and conditions, including the duration of the period during which, and the conditions, if any, under which, the restricted stock and restricted stock units may be forfeited to us, as may be determined by the Committee in its sole discretion. Each RSU will have a value equal to the fair market value of a share of our common stock. RSUs will be paid in cash, shares, other securities or other property, as determined by the Committee in its sole discretion, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable award agreement.

Performance Awards.  Performance awards granted under the Plan will consist of a right which is (i) denominated in cash or shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee will determine. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period (as set forth in the applicable award agreement) or, in accordance with procedures established by the Committee, on a deferred basis.

Other Stock-Based Awards.  In addition to the foregoing types of awards, the Committee will have authority to grant to participants an “other stock-based award” (as defined in the Plan), which will consist of any right which is (i) not a stock option, SAR, restricted stock or RSU or performance award and (ii) an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock (including, without limitation, securities convertible into shares of our common stock), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the Plan.

Dividend Equivalents.  In the sole discretion of the Committee, an award (other than options or SARs), whether made as another stock-based award or as any other type of award issuable under the Plan, may provide the participant with the right to receive dividends or dividend equivalents, payable in cash, shares, other securities or other property and on a current or deferred basis.

Performance Criteria

The Plan requires that the Committee establish “Performance Criteria” for purposes of any award under the Plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Performance Criteria that will be used to establish the performance goal(s) will be based on the attainment by us of specific levels of performance (or by one or more of our affiliates, divisions or operational units) and will be limited to the following: return on net assets, return on stockholders’ equity, return on assets, return on capital, revenue, average revenue per subscriber, stockholder returns, profit margin, earnings per Share, net earnings, operating earnings, free cash flow, earnings before interest, taxes, depreciation and amortization, number of subscribers, growth of subscribers, operating expenses, capital expenses, subscriber acquisition costs, share price, enterprise value, equity market capitalization or sales or market share. To the extent required under Section 162(m) of the Code, the Committee will, within the first 90 days of a performance period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such performance period.

Amendments

Our board of directors may amend the Plan from time to time without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Plan, (iii) the amendment would materially modify the requirements for participation in the Plan, or (iv) stockholder approval is required by applicable law or Nasdaq rules and regulations, and provided that no such action that would adversely affect the rights of any participant with respect to awards previously granted under the Plan will be effective without the participant’s consent.

Transferability

Each award, and each right under any award, will be exercisable only by the participant during the participant’s lifetime, or, if permissible under applicable law, by the participant’s guardian or legal representative, and no award may be sold, assigned, pledged, attached, alienated or otherwise transferred or encumbered by a participant, other than by will or by the laws of descent and distribution, and any such purported sale, assignment, pledge, attachment, alienation, transfer or encumbrance will be void and unenforceable against us or any affiliate; provided that the designation of a beneficiary will not constitute a sale, assignment, pledge, attachment, alienation, transfer or encumbrance.

Adjustments

The number and kind of shares covered by outstanding awards under the Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of ours, issuance of warrants or other rights to purchase our shares or other securities, or other corporate transaction or event. In the event of any such transaction, the Committee may, in its discretion, adjust to prevent dilution or enlargement of benefits (i) the number of our shares or other securities (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of our shares or other securities of (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of options and SARs will equal the excess, if any, of the fair market value of the shares subject to such options or SARs over the aggregate exercise price or grant price of such options or SARs.

Change of Control

Unless otherwise provided in an award agreement, if there is a change of control of us (as defined in the Plan) and the resulting entity assumes, converts or replaces the outstanding awards under the Plan, any management objectives will be deemed to have been satisfied at target as of the date of the change of control and the awards will become fully vested upon the participant’s involuntary termination of employment without cause, or resignation with good reason for certain employees, during the two year period immediately following the change of control. On the other hand, if the resulting entity does not assume, convert or replace awards outstanding under the Plan, the awards will become fully vested and no longer be subject to any restrictions, and any management objectives will be deemed to have been satisfied at target, upon the change of control.

Withholding Taxes

A participant may be required to pay to us, and we will have the right and are authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a participant the amount (in cash, shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award, its exercise, or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in our opinion to satisfy all obligations for the payment of such taxes. A participant may satisfy, in whole or in part, the withholding liability by delivery of shares owned by the participant (which are not subject to any pledge or other security interest and which have been owned by the participant for at least six months) with a fair market value equal to such withholding liability or by having us withhold from the number of shares otherwise issuable upon the occurrence of a vesting event a number of shares with a fair market value equal to such withholding liability.

Termination

No grant will be made under the Plan more than 10 years after the date on which the Plan is first approved by our board of directors, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Federal Income Tax Consequences Relating to Awards

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to participants in the plan.

Tax Consequences to Participants

Non-qualified Stock Options.  In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of our common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received on the exercise.

Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs.  No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards.  No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received.

Tax Consequences to Us or Our Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 162(m) of the Code

The Plan is designed to enable us to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Plan and any grants made under the Plan will be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Plan by our stockholders.

New Plan Benefits

Because awards to be granted in the future under the Plan are at the discretion of the Committee, it is not possible to determine the benefits or the amounts to be received under the Plan by our directors, officers or employees.

For grants made during our most recent three fiscal years under the Predecessor Plans to our named executive officers as set forth in the Grants of Plan-Based Awards table, please see page 24. Since the inception of the Predecessor Plans, no award has been granted to (i) any associate of any current director who is not an executive officer, (ii) any associate of any executive officer or (iii) any associate of any nominee for election as a director, and the Committee has not authorized the granting to any one person of five percent or more of the total amount of awards to be granted under the Plan.

Equity Compensation Plan Information

Compensation plans (other than qualified employee benefits plans and plans available to stockholders on a pro rata basis) under which our equity securities are authorized for issuance at December 31, 2008 are as follows:

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)
(Shares in thousands)

Equity compensation plans approved by security holders	165,436	$4.42	160,223
Equity compensation plans not approved by security holders	—	—	—

Total	165,436	$4.42	160,223

Vote Required

The affirmative vote of a majority in voting power of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, represented in person or by proxy and entitled to vote is required for the approval of the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan.

The board of directors unanimously recommends a vote “FOR” approval of the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan.

Item 5 —	Ratification of Independent Registered Public Accountants

The board of directors has selected KPMG LLP (“KPMG”) as our independent registered public accountants for 2009. As such, KPMG will audit and report on our financial statements for the year ending December 31, 2009.

Representatives of KPMG are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

On September 23, 2008, the Audit Committee of our board of directors approved the engagement of KPMG as our independent registered public accounting firm. Since 1997, KPMG has performed the audit of XM Holdings, which became our subsidiary upon the closing of our merger on July 28, 2008. During our two most recent fiscal years and any subsequent interim period prior to the engagement of KPMG, neither we nor anyone on our behalf consulted with KPMG, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event.”

Effective as of September 23, 2008, we dismissed Ernst & Young LLP as our independent auditors. This action was approved by the Audit Committee of our board of directors.

The reports of Ernst & Young on our financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and 2006 and through September 23, 2008, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its report, nor were there any “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

We requested Ernst & Young to review the disclosures contained in the preceding two paragraphs and asked Ernst & Young to furnish us with a letter addressed to the SEC stating whether it agreed with those statements contained herein. We filed a copy of Ernst & Young’s letter as an exhibit to a Current Report on Form 8-K dated September 25, 2008.

The board of directors unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2009.

Item 6 —	Stockholder Proposal on advisory vote on executive compensation.

We have been advised that Michael Hartleib (the “Proponent”) has submitted a stockholder proposal for consideration (the “Stockholder Proposal”) at the annual meeting. The Proponent’s address is 24892 Hollow Circle, Laguna Niguel, California 92677. The Proponent has represented to us that he beneficially held in excess of 100,000 shares of our common stock as of December 16, 2008. We are not responsible for the contents of the Stockholder Proposal or the accuracy thereof. Our board of directors unanimously recommends a vote “AGAINST” the following Stockholder Proposal.

Stockholder Proposal

RESOLVED, that stockholders of Sirius XM Satellite Radio urge the board of directors to adopt a policy that Sirius XM Satellite Radio stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Sirius XM Satellite Radio’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of stockholder value. Additionally, recent media attention to questionable dating of stock options grants by companies has raised related investor concerns.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule has now been in effect for over a year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Sirius XM Satellite Radio’s Board to allow stockholders to express their opinion about senior executive compensation at Sirius XM Satellite Radio by establishing an annual referendum process. The results of such a vote would, we think, provide Sirius XM Satellite Radio with useful information about whether stockholders view the company’s senior executive compensation, as reported each year, to be in stockholders’ best interests.

We urge stockholders to vote “yes” for this proposal.

Company Response in Opposition to the Stockholder Proposal

The board of directors recognizes that stockholders have a valid interest in our executive compensation practices, and understands the importance of administering our executive compensation program in a manner that conforms to the highest standards of corporate governance. The board of directors has carefully considered the Stockholder Proposal, and it does not believe that the adoption of the Stockholder Proposal is in the best interests of stockholders. Accordingly, the board of directors recommends that stockholders vote against the Stockholder Proposal for the following reasons.

Our Compensation Committee, which consists entirely of independent directors, is responsible for maintaining a performance-based executive compensation program designed to attract, motivate and retain high-quality executives in a competitive market. As explained in greater detail under “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program takes a three-part approach to best align stockholders’ interests with our performance, compensating senior executives using three key elements: base salary, an annual bonus and grants of long-term, equity-based compensation. In making compensation decisions with respect to each element of compensation, our Compensation Committee considers the competitive market for executives and compensation levels paid by comparable companies. The Compensation Committee also reviews from time to time the compensation practices at companies with which we compete for talent. Other factors considered when making executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of roles and responsibilities, leadership and growth potential.

In its consideration and approval of executive compensation, the Compensation Committee makes numerous, complicated and interdependent decisions, all requiring judgment and analysis after careful review of substantial data. The board of directors believes that the Compensation Committee is in the best position to make such decisions, and that in order to continue to attract and retain executives of outstanding ability, the Compensation Committee must continue to possess the flexibility to select compensation incentives that effectively balance various considerations. The board of directors believes that an advisory resolution may negatively affect stockholder value, even if it does not directly impinge upon the Compensation Committee’s ability to set compensation levels, by creating the impression among our senior executives and potential executive candidates that the Compensation Committee’s flexibility to select incentives was compromised.

The board of directors believes that the information disclosed under “Executive Compensation — Compensation Discussion and Analysis” and the executive compensation tables provides a significant amount of detailed information as to how the Compensation Committee sets compensation for senior executives, and this information provides a solid foundation for an informed discussion with stockholders. The board of directors believes that an advisory resolution would not add meaningful information to these disclosures, nor would it have any legal consequence on any compensation arrangement. Unlike input we may receive directly from a stockholder, an annual, backward-looking “yes” or “no” vote on compensation practices would not provide the Compensation Committee with any useful insight into specific stockholder’s concerns regarding executive compensation, nor would it provide any specific information that the Compensation Committee could use to improve our remuneration policies. On the other hand, we already have in place corporate governance policies designed to ensure that the board of directors is responsive to stockholder concerns regarding all issues, including executive compensation issues. Under these policies, any stockholder may communicate his or her dissatisfaction with our compensation practices directly to any individual on the

Compensation Committee, or to the Compensation Committee as a group, by sending an e-mail to nonmgmtdirectors@sirius-radio.com or by writing to any director in c/o Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, New York, New York 10020.

The board of directors exercises great care in determining and disclosing executive compensation. The board of directors does not believe the advisory vote will enhance governance practices or improve communication with stockholders, nor is it in the best interest of stockholders. Instead, it may very well constrain the Compensation Committee’s efforts to recruit and retain exceptional senior executives.

Vote Required

The affirmative vote of a majority in voting power of our common stock, our Series A Convertible Preferred Stock and our Series B-1 Preferred Stock, voting together as a single class, represented in person or by proxy and entitled to vote is required for the approval of this Stockholder Proposal.

Recommendation of the board of directors

The board of directors unanimously recommends a vote “AGAINST” this Stockholder Proposal.

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York
April 30, 2009

Appendix A

FORM OF CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIRIUS XM RADIO INC.

The undersigned officer of Sirius XM Radio Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Sirius XM Radio Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:

“Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 9,050,000,000 shares, consisting of (1) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) 9,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).”

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

[Rest of page intentionally left blank.]

A-1

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this           day of          , 2009.

Sirius XM Radio Inc.

By:
Name:

Title:

A-2

Appendix B

FORM OF CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIRIUS XM RADIO INC.

The undersigned officer of Sirius XM Radio Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Sirius XM Radio Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:

“Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [1,350,000,000] [750,000,000] [550,000,000] [450,000,000] 1 shares, consisting of (1) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) [1,300,000,000] [700,000,000] [500,000,000] [400,000,000] shares of common stock, par value $0.001 per share (“Common Stock”).

(1)	The total number of shares of all classes of stock authorized will be: 1,350,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-ten and one-for-nineteen, 750,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-twenty and one-for-twenty-nine, 550,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-thirty and one-for-thirty-nine and 450,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-forty and one-for-fifty.

(2)	The total number of shares of Common Stock authorized will be: 1,300,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-ten and one-for-nineteen, 700,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-twenty and one-for-twenty-nine, 500,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-thirty and one-for-thirty-nine and 400,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-forty and one-for-fifty.

Upon the effectiveness of the amendment to the Restated Certificate of Incorporation adding this paragraph thereto, (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) are reclassified into a smaller number of shares such that each ten to fifty shares of issued Common Stock immediately prior to the Effective Time are reclassified as and combined into one share of Common Stock (the “New Common Stock”), the exact ratio within the ten to fifty range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to BNY Mellon, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without any action on the part of the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

[Rest of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this           day of          , 20  .

Sirius XM Radio Inc.

By:
Name:

Title:

Appendix C

SIRIUS XM RADIO INC.

2009 LONG-TERM STOCK INCENTIVE PLAN

Section 1.  Purpose.  The purposes of this Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan are to promote the interests of Sirius XM Radio Inc. and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its Affiliates, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any entity (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Performance Compensation Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean: (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment or service with the Company or an Affiliate; (ii) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of the Company or an Affiliate; (iv) the intentional and wrongful disclosure of secret processes or confidential information of the Company or an Affiliate in violation of an agreement with or a policy of the Company or an Affiliate; (v) the continued failure to substantially perform the Participant’s duties for the Company or an Affiliate; (vi) current alcohol or prescription drug abuse affecting work performance; (vii) current illegal use of drugs; or (viii) any intentional conduct contrary to the Company’s or an Affiliate’s written policies or practices.

“Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) cease for any reason to constitute a majority of the Board, then in office.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a ’Non-Employee Director’ (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Code) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan. If at any time such a committee has not been so designated, the Board shall constitute the Committee.

“Company” shall mean Sirius XM Radio Inc., together with any successor thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Plans” shall mean, collectively, the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan, and the XM Satellite Radio Holdings Inc. Talent Option Plan.

“Fair Market Value” shall mean (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (1) the closing sale price (excluding any “after hours” trading) of the Shares as reported on the Nasdaq Stock Market for such date (or if not then trading on the Nasdaq Stock Market, the closing sale price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Good Reason” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or an Affiliate. If the Participant is not a party to an employment, severance or similar agreement with the Company or an Affiliate in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, the Participant shall not be entitled to terminate his or her employment or service for Good Reason.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award; provided that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (a) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (b) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) or 11(d)(vi) of the Plan. In no event shall Negative Discretion be exercised by the Committee with respect to any Option or Stock Appreciation Right (other than an Option or Stock Appreciation Right that is intended to be a Performance Compensation Award under Section 11 of the Plan).

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any employee of, or consultant to, the Company or its Affiliates, or non-employee director who is a member of the Board or the board of directors of an Affiliate, eligible for an Award under Section 5 and selected by the Committee to receive an Award under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or an Affiliate, division or operational unit of the Company) and shall be limited to the following: return on net assets, return on stockholders’ equity, return on assets, return on capital, revenue, average revenue per subscriber, stockholder returns, profit margin, earnings per Share, net earnings, operating earnings, free cash flow, earnings before interest, taxes, depreciation and amortization, number of subscribers, growth of subscribers, operating expenses, capital expenses, subscriber acquisition costs, Share price, enterprise value, equity market capitalization or sales or market share. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

“Performance Formula” shall mean, for a Performance Period, one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first 90 days of a Performance Period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as ’performance-based compensation’ under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” shall mean the one or more periods of time of at least one year in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government or political subdivision.

“Plan” shall mean this Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the Staff thereof.

“Shares” shall mean the common stock of the Company, $.001 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Substitute Awards” shall have the meaning specified in Section 4(c) of the Plan.

Section 3.  Administration.  (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and designate those Awards which shall constitute Performance Compensation Awards; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award (subject to Section 162(m) of the Code with respect to Performance Compensation Awards) shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify whether, and to what extent, they have been attained; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.

(c) The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director” or “outside director” within the meaning of Rule 16b-3 and Section 162(m) of the Code, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(d) No member of the Committee shall be liable to any Person for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(e) With respect to any Performance Compensation Award granted to a Covered Employee (within the meaning of Section 162(m) of the Code) under the Plan, the Plan shall be interpreted and construed in accordance with Section 162(m) of the Code.

(f) The Committee may delegate to one or more officers of the Company (or, in the case of awards of Shares, the Board may delegate to a committee made up of one or more directors) the authority to grant awards to Participants who are not executive officers or directors of the Company subject to Section 16 of the Exchange Act or Covered Employees (within the meaning of Section 162(m) of the Code).

Section 4.  Shares Available for Awards.

(a) Shares Available.

(i) Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, 600 million; provided, that the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 120 million. The maximum number of Shares with respect to which Options and Stock Appreciation Rights may be granted to any Participant in any fiscal year shall be 120 million and the maximum number of Shares which may be paid to a Participant in the Plan in connection with the settlement of any Award(s) designated as “Performance Compensation Awards” in respect of a single Performance Period shall be 120 million or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof.

(ii) Shares covered by an Award granted under the Plan shall not be counted unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by Shares relating to prior Awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any Award, any Shares that were covered by such Award will be available for issue hereunder. Notwithstanding anything to the contrary contained herein: (A) if Shares are tendered or otherwise used in payment of the exercise price of an Option, the total number of Shares covered by the Option being exercised shall reduce the aggregate limit described in Section 4(a)(i); (B) Shares withheld by the Company to satisfy a tax withholding obligation shall count against the aggregate limit described in Section 4(a)(i); and (C) the number of Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate limit described in Section 4(a)(i).

(b) Adjustments.  Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines in its sole discretion that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right.

(c) Substitute Awards.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(d) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5.  Eligibility.  Any employee of, or consultant to, the Company or any of its Affiliates (including any prospective employee), or non-employee director who is a member of the Board or the board of directors of an Affiliate, shall be eligible to be selected as a Participant.

Section 6.  Stock Options.

(a) Grant.  Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.

(b) Exercise Price.  The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which shall not be less than the Fair Market Value per Share on the date of grant.

(c) Exercise.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment.  (i) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefore is received by the Company. Such payment may be made in cash, or its equivalent, or (x) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (y) subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate exercise price.

(ii) Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Section 7.  Stock Appreciation Rights.

(a) Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights with a grant price equal to or greater than the Fair Market Value per Share as of the date of grant are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In the sole discretion of the Committee, Stock Appreciation Rights may, but need not, be intended to qualify as performance-based compensation in accordance with Section 11 hereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

(b) Exercise and Payment.  A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c) Other Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

Section 8.  Restricted Stock and Restricted Stock Units.

(a) Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b) Transfer Restrictions.  Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative or the transfer agent shall remove the restrictions relating to the transfer of such Shares.

(c) Payment.  Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock shall be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Stock pursuant to the terms of the applicable Award Agreement, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion.

Section 9.  Performance Awards.

(a) Grant.  The Committee shall have sole authority to determine the Participants who shall receive a “Performance Award”, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

(b) Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c) Payment of Performance Awards.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.

Section 10.  Other Stock-Based Awards.

(a) General.  The Committee shall have authority to grant to Participants an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.

(b) Dividend Equivalents.  In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award under this Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis; provided, that in the case of Awards with respect to which any applicable Performance Criteria have not been achieved, dividend equivalents may be paid only on a deferred basis, to the extent the underlying Award vests.

Section 11.  Performance Compensation Awards.

(a) General.  The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 10 (other than Options and Stock Appreciation Rights), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

(b) Eligibility.  The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. Designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c) Discretion of Committee with Respect to Performance Compensation Awards.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) is/are to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d) Payment of Performance Compensation Awards.  (i) Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation.  A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (1) the Performance Goals for such period are achieved; and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(iii) Certification.  Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion, if and when it deems appropriate.

(iv) Negative Discretion.  In determining the actual size of an individual Performance Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate.

(v) Timing of Award Payments.  The Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by this Section 11; provided that in no event shall any Award granted for a Performance Period be paid later than the fifteenth day of the third month following the end of such Performance Period.

(vi) Maximum Award Payable.  Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period is 120 million Shares or, in the event the Performance Compensation Award is paid in cash, the equivalent cash value thereof on the last day of the Performance Period to which such Award relates. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date.

Section 12.  Amendment and Termination.

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan that (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(b) Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.   The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Repricing.  Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval.

Section 13.  Change of Control.

(a) Except as otherwise provided in an Award Agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in the event of a Change of Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Performance Goals with respect to outstanding Awards shall be deemed to be satisfied at target.

(b) Except as otherwise provided in an Award Agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change of Control, (i) any outstanding Awards that are subject to Performance Goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control, (ii) each Performance Award or Performance Compensation Award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the Award Agreement, and (iii) all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the Award Agreement.

(c) Except as otherwise provided in an Award Agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting entity in the event of a Change of Control, if a Participant’s employment or service is terminated without Cause by the Company or an Affiliate or a Participant terminates his or her employment or service with the Company or an Affiliate for Good Reason (if applicable), in either case, during the two year period following a Change of Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(d) Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any future service or performance requirements.

Section 14.  General Provisions.

(a) Nontransferability.

(i) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

(ii) No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

(b) No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(c) Share Certificates.  Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Withholding.  (i) A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the option a number of Shares with a Fair Market Value equal to such withholding liability.

(e) Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(f) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(g) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any applicable employment contract or agreement.

(h) No Rights as Stockholder.  Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

(i) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, applied without giving effect to its conflict of laws principles.

(j) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(k) Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

(l) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(m) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(n) Deferrals.  In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(o) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 15.  Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, with interest, on the earlier of the first business day of the seventh month or death.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company shall amend this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 16.  Term of the Plan.

(a) Effective Date.  The Plan shall be effective as of the date of its approval by the Board (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company. No grants will be made under the Existing Plans on or after the date the Plan is first approved by the stockholders of the Company, except that outstanding awards granted under the Existing Plans will continue unaffected following the Effective Date.

(b) Expiration Date.  No grant will be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

Corporate Information

Management	Board of Directors	Executive Offices

Mel Karmazin
Chief Executive Officer

Scott A. Greenstein
President and Chief Content Officer

James E. Meyer
President, Operations and Sales

Dara F. Altman
Executive Vice President and Chief
Administrative Officer

Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

David J. Frear
Executive Vice President and Chief
Financial Officer

Common Stock Directors
Gary M. Parsons
Chairman of the Board
Sirius XM Radio Inc.

Joan L. Amble
Director
Executive Vice President and
Corporate Comptroller
American Express Company

Leon D. Black
Director
Founding Partner
Apollo Management, L.P.

Lawrence F. Gilberti
Director
Partner
Reed Smith LLP

Eddy W. Hartenstein
Director
Publisher and CEO
Los Angeles Times

James P. Holden
Director
President and CEO (Retired) Chrysler
Corporation

Chester A. Huber, Jr.
Director
President
OnStar Corporation

Mel Karmazin
Director
Chief Executive Officer
Sirius XM Radio Inc.

John W. Mendel
Director
Executive Vice President
American Honda Motor Co., Inc.

James F. Mooney
Director
Chairman
Virgin Media Inc.

Jack Shaw
Director
Chief Executive Officer (Retired)
Hughes Electronics Corporation

Jeffrey D. Zients
Director
Managing Partner
Portfolio Logic, LLC

Preferred Stock Directors

Gregory B. Maffei
Director
President and CEO
Liberty Media Corporation

John C. Malone
Director
Chairman of the Board
Liberty Media Corporation

David J.A. Flowers
Director
Senior Vice President and Treasurer
Liberty Media Corporation
Sirius XM Radio Inc. 1221 Avenue of the Americas 36th Floor New York, New York 10020 212.584.5100 www.siriusxm.com

Stockholder Information

Annual Stockholders	Transfer Agent and	Independent Registered
Meeting	Registrar	Public Accounting Firm

The annual meeting of Sirius XM stockholders is scheduled for 9:00 a.m., New York City time, on Wednesday, May 27, 2009, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019.
The transfer agent and registrar for the Company’s common stock is:

BNY Mellon
Shareowner Services
P.O. Box 358015
Pittsburgh, PA 15252-8015
1-877-268-1949 (toll free) and
201-680-6685 (international callers)
800-231-5469 (hearing impaired TDD
phone)
www.bnymellon.com/shareowner/isd

Sirius XM common stock is listed on The NASDAQ Global Select Market under the symbol “SIRI”.
KPMG LLP 345 Park Avenue New York, New York 10154

Please mark your votes as X indicated in this example A. Sirius XM’s Directors recommends a vote FOR each director (please mark your vote for each director separately). 1 . Election of Directors FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN B. Sirius XM’s Directors recommends a vote FOR Proposals 2-5. FOR AGAINST ABSTAIN for a Term of one year 1.1 Joan L. Amble 1.7 Mel Karmazin 2. Approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 8,000,000,000 to 9,000,000,000 shares. 1.2 Leon D. Black 1.8 John W. Mendel 3. Approve an amendment to our certificate of incorporation to (i) effect a reverse stock split of our common stock by a ratio described in the proxy 1.3 Lawrence F. Gilberti 1.9 James F. Mooney statement at any time prior to June 30, 2010, wit h the exact ratio to be set by our board of directors, and i (i) reduce the number of authorized 1 .4 Eddy W. Hartenstein 1.10 Gary M. Parsons shares of our common stock as described in the proxy statement. 4. Approve the Sirius XM Radio In c. 2009 Long-Term Stock Incentive Plan. 1.5 James P. Holden 1.11 Jack Shaw 1 .6 Chester A. Huber, Jr. 1.12 Jeffrey D. Zients 5. Approve the appointment of KPMG LLP as our independent registered public accountants for 2009. C. Sirius XM’s Directors recommend a vote AGAINST Proposal 6. FOR AGAINST ABSTAIN 6. Stockholder Proposal on advisory vote on executive compensation Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date The signature should correspond exactly with stockholders name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full tit le. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. INTERNET http://www.eproxy.com/siri Use the Internet to vote your proxy. Have Sirius XM Radio Inc. your proxy card in hand when you access the web site. OR TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card n i hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies Important notice regarding the Internet availability of to vote your shares in the same manner as if you marked, signed and returned your proxy card. proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/siri 49248/49251

SIRIUS XM RADIO INC. Proxy Solicited on behalf of the Board of Directors of Sirius XM Radio Inc. The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, wit h full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein to vote the undersigned’s shares of Sirius XM Radio common stock (including any shares of common stock which the undersigned has the rig ht to direct the proxies to vote under the Sirius Satelite Radio Inc. 401(k) Savings Plan), our Series A Convertible Preferred Stock and our Convertible Perpetual Preferred Stock, Series B-1, at the Annual Meeting of Stockholders of Sirius XM Radio Inc. to be held on Wednesday, May 27, 2009, at 9:00 A.M., in the Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York, and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed on the reverse hereof by the Stockholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2, 3, 4 and 5 and AGAINST Proposal 6. (Continued and to be dated and signed on the reverse side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE SIRIUS XM RADIO INC. ADMISSION TICKET 2009 ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, MAY 27, 2009 9:00 A.M. TO BE HELD AT THE EQUITABLE CENTER THE AUDITORIUM 787 SEVENTH AVENUE NEW YORK, NEW YORK THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice of Annual Meeting and Proxy Statement are available at http://bnymellon.mobular.net/bnymellon/siri Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 49248/49251